Exhibit 10.1

Execution Version

LEASE AGREEMENT

by and between

AGNL PROCESSING, L.L.C.,

a Delaware limited liability company

as LANDLORD

and

BANCTEC, INC.,

a Delaware corporation,

as TENANT

Premises:	2701 East Grauwyler Road Irving, Texas

Dated as of: November 15, 2010

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SCHEDULES

Schedule 10(g)		Environmental Violations
Schedule 12(a)		Immediate Repairs
Schedule 16(a)		Existing Insurance Policies

EXHIBITS

Exhibit A	—	Real Property
Exhibit B	—	Equipment
Exhibit C	—	Permitted Encumbrances
Exhibit D	—	Basic Rent Payments
Exhibit E	—	Operating Covenants
Exhibit F	—	Covenant Certification
Exhibit G	—	Certification Related to the USA Patriot Act
Exhibit H	—	Form of ACH Authorization Agreement
Exhibit I	—	Form of Subordination Agreement
Exhibit J		Form of Guaranty
Exhibit K	—	Standstill Agreement

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LEASE AGREEMENT (as amended, supplemented or modified, this “Lease”), made as of this 12th day of November, 2010, between AGNL PROCESSING, L.L.C., a Delaware limited liability company (together with its successors and assigns “Landlord”), with an address at c/o Angelo, Gordon & Co., L.P., 245 Park Avenue, 26th Floor New York, New York  10167-0094, and BANCTEC, INC., a Delaware corporation (together with its successors and permitted assigns, “Tenant”) with an address at 2701 East Grauwyler Road, Irving, Texas.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

1.                           Demise of Premises.  Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the “Leased Premises”):

(a)                                  the real property located at 2701 East Grauwyler Road, Irving, Texas, and being more particularly described in Exhibit A (the “Real Property”);

(b)                                 the buildings containing approximately 313,626 square feet in the aggregate (the “Buildings”) and all other structures and improvements situated on, or affixed or appurtenant to the Real Property (collectively, the “Improvements”);

(c)                                  all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Real Property, including (i) easements over other lands granted by any Easement Agreement and (ii) any streets, ways, alleys, vaults, gores or strips of land adjoining the Real Property (collectively, the “Appurtenances”);

(d)                                 all fixtures located on or affixed to the Real Property or the Improvements (collectively, the “Fixtures”);

(e)                                  all machinery, equipment and other property described in Exhibit B (collectively, the “Equipment”); and

(f)                                    all plans, specifications, drawings, permits, rights and warranties (collectively, the “Intangible Property”).

2.                           Certain Definitions.

“Acquisition Cost” means Twelve Million Twenty-Five Thousand Dollars ($12,025,000).

“Additional Rent” is defined in Paragraph 7(a).

“Affiliate” of any Person means any Person which (a) controls, (b) is under the control of, or (c) is under common control with such Person (the term “control” as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest if such Person is not a corporation or the power to direct or cause the direction of the management or policies of such Person).

“Alteration Cost” is defined in Paragraph 34(a).

“Alterations” means all changes, additions, improvements or repairs to, all alterations, reconstructions, restorations, renewals, replacements or removals of, and all substitutions or replacements for, any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary and shall include any Major Alterations.

“Applicable Initial Date” is defined in Paragraph 37(a)(i).

“Appurtenances” is defined in Paragraph 1(c).

“Asset Transfer” is defined in Paragraph 21(j).

“Assignment” means any assignment of rents and leases by Landlord which (a) encumbers the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

“Basic Rent” is defined in Paragraph 6.

“Basic Rent Adjustment Date” is defined in Paragraph 3 of Exhibit D.

“Basic Rent Payment Date” is defined in Paragraph 6.

“Beginning CPI” is defined in Paragraph 4(a) of Exhibit D.

“Buildings” is defined in Paragraph 1(b).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required to be closed.

“Cash Security Deposit” is defined in Paragraph 35.

“Casualty” means any loss of or damage to or destruction of all or any portion of the Leased Premises.

“Closing” shall have the meaning specified in the Purchase and Sale Agreement.

“Code” is defined in Paragraph 33.

“Commencement Date” is defined in Paragraph 5(a).

“Condemnation” means (a) any taking or damaging of all or a portion of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, (b) any de facto or inverse condemnation, or (c) any Requisition.  A Condemnation shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the applicable Law.

“Condemnation Notice” means notice or knowledge of the institution of or any threatened institution of any proceeding for Condemnation.

“Control” is defined in Paragraph 21(k).

“Control Person” is defined in Paragraph 21(k).

“Costs” of a Person or associated with a specified transaction or occurrence means all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys’ fees and expenses, consultants’ fees and expenses, travel costs, court costs, real estate brokerage fees, mortgage brokerage fees, escrow fees, title insurance premiums and expenses, mortgage commitment fees, mortgage points, recording fees, recordation taxes, leasehold recordation taxes, mortgage recordation taxes and transfer taxes, as the circumstances require.

“Covenant Certification” is defined in Paragraph 28(d).

“Covenants” means the covenants and agreements described in Exhibit E.

“CPI” is defined in Paragraph 2 in Exhibit D.

“Credit Entity” means any Person that immediately following an assignment, subletting, Asset Transfer or Change of Control and having given effect thereto, will have a publicly traded unsecured senior debt rating of “Baa” or better from Moody’s or a rating of “BBB” or better from S&P (or, if such Person does not then have publicly traded rated debt, a determination by either of such rating agencies that its unsecured senior debt would be so rated by such agency and will not be on “Negative Credit Watch”), and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord.

“Default Rate” is defined in Paragraph 7(a)(iv).

“Default Termination Date” is defined in Paragraph 23(a)(i).

“Default Termination Notice” is defined in Paragraph 23(a)(i).

“Deposit Payment” is defined in Paragraph 23(b)(iv).

“Easement Agreement” means any condition, covenant, restriction, easement, declaration, license or other agreement listed as a Permitted Encumbrance or as may hereafter affect the Leased Premises.

“Environmental Adverse Condition” means the presence or reasonably likely presence of any Hazardous Substances on a property under conditions that indicate an existing release, a past release, or material threat of a release of any Hazardous Substances into structures at the Leased Premises or into or on the ground, ground water, or surface water of the property, or the presence or likely presence of any environmental condition that could materially affect business operations at the Leased Premises.

“Environmental Law” means (a) whenever enacted or promulgated, any applicable federal, state, foreign or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, as now or hereafter in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or inadvertent ingestion of, any Hazardous Substance.  The term Environmental Law includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, the National Environmental Policy Act and the Hazardous Materials Transportation Act, each as amended and hereafter in effect and any similar state or local Law.

“Environmental Violation” means (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could reasonably be expected to result in any liability to any federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could reasonably be expected to result in any liability to any federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any drums, barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord, Tenant or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on the Leased Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

“Equipment” is defined in Paragraph 1(e).

“Escrow Charges” is defined in Paragraph 9(b).

“Escrow Payment” is defined in Paragraph 9(b).

“Event of Default” is defined in Paragraph 22(a).

“Existing Insurance Policies” is defined in Paragraph 16(a).

“Expiration Date” is defined in Paragraph 5(a).

“Fair Market Value” means the higher of (a) the fair market value of the Leased Premises as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease and assuming that the Term has been extended for one of the extension periods provided for herein.  For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 37.

“Fair Market Value Date” means the date on which the Fair Market Value is determined in accordance with Paragraph 37.

“Federal Funds” means Federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

“First Full Basic Rent Payment Date” is defined in Paragraph 3 of Exhibit D.

“Fixtures” is defined in Paragraph 1(d).

“Future Tax” is defined in Paragraph 9(a).

“GAAP” is defined in Paragraph 28(a).

“Guarantors” means BTC International Holdings, Inc., DocuData Solutions, L.C., BTC Ventures, Inc., BancTec (Puerto Rico), Inc., Recognition Mexico Holding, Inc., and BTI Technologies, L.P. or any Person who delivers a Guaranty pursuant to Paragraph 21, together with any successor or permitted assignee thereof.

“Guaranty” means the Guaranty Agreement dated as of the date hereof from Guarantors to Landlord substantially in the form of Exhibit J, as amended, modified or supplemented from time to time, pursuant to which the Person named as the Guarantor therein guarantees the punctual payment and performance of Tenant’s obligations under this Lease.

“Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly:  (a) procures, generates or creates any Hazardous Substance; (b) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, soil, ground water, watercourses or water systems); (c) involves the containment or storage of any Hazardous Substance; or (d) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

“Hazardous Condition” means any condition which would reasonably support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

“Hazardous Substance” means (a) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (b) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.  Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, mold and other microbial contamination, and polychlorinated biphenyls.

“Immediate Repair Amount” is defined in Paragraph 12(a).

“Immediately Available Funds” means federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

“Impositions” is defined in Paragraph 9(a).

“Improvements” is defined in Paragraph 1(b).

“Indemnitee” means (a) Landlord, (b) Lender, (c) any director, member, officer, general partner, limited partner, employee or agent of Landlord or Lender (or any legal representative, heir, estate, successor or assign of any thereof), (d) any predecessor or successor partnership, corporation, limited liability company (or any other entity) of Landlord or Lender, or any of its general partners, members or shareholders, or (e) any affiliate of Landlord or Lender.

“Information” is defined in Paragraph 38(o).

“Insurance Requirements” means the requirements of all insurance policies required to be maintained in accordance with this Lease.

“Intangible Property” is defined in Paragraph 1(f).

“Interested Persons” is defined in Paragraph 38(o).

“IRA Escrow” is defined in Paragraph 12(a).

“Known Repairs” is defined in Paragraph 9(e).

“Known Repair Escrow” is defined in Paragraph 9(e).

“Known Repair Escrow Payment” is defined in Paragraph 9(e).

“Landlord” is defined in the introductory Paragraph.

“Landlord’s Interested Persons” is defined in Paragraph 38(p).

“Late Charge” is defined in Paragraph 7(a)(ii).

“Law” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

“Lease” is defined in the introductory Paragraph.

“Leased Premises” is as defined in Paragraph 1.

“Lease Year” means, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

“Legal Requirements” means the requirements of all present and future Laws applicable during the Term, including all applicable permit and licensing requirements and all covenants, restrictions and conditions, including all Easement Agreements, now or hereafter of record which may be applicable to Tenant or to the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Leased Premises.

“Lender” means any Person which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note, together with its successors, transferees and assigns.

“Letter of Credit” means an irrevocable, transferable, standby letter of credit that provides for automatic renewal sixty (60) days prior to the expiration thereof, in form and substance satisfactory to Landlord, issued by a bank or financial institution acceptable to Landlord (a) that is chartered under the laws of the United States, any state thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation, (b) whose long-term debt ratings on bank level senior debt obligations are rated in at least the second highest category by at least two of Fitch Ratings Ltd. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Service (“S&P”) or their respective successors (the “Rating Agencies”) (which shall mean AA from Fitch, Aa from Moody’s and AA from S&P) and (c) that has a short-term deposit rating at the bank level in the highest category from at least two Rating Agencies (which shall mean F1 from Fitch, P-1 from Moody’s and A-1 from S&P).

“Lienholders” is defined in Paragraph 34(c).

“Loan” means any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

“MAI” means Member, Appraisal Institute.

“Major Alterations” is defined in Paragraph 34(a).

“Monetary Obligations” means Rent, Impositions, Escrow Charges and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means any mortgage or deed of trust entered into by Landlord which (a) encumbers the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Net Award” means (a) the entire award payable to Landlord or Lender by reason of a Condemnation, less any sums paid pursuant to a separate claim by Tenant for (i) any furniture, fixtures and equipment owned by Tenant and affected by such Condemnation, or (ii) Tenant’s relocation expenses; or (b) the entire proceeds of any insurance policy by reason of a Casualty, in each case, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

“Non-Preapproved Assignee” is defined in Paragraph 21(b).

“Non-Preapproved Assignment” is defined in Paragraph 21(b).

“Note” means any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Parent Guarantor” means any Person that delivers a Guaranty in connection with a Permitted Asset Transfer or a Permitted Change of Control.

“Partial Casualty” means any Casualty which does not constitute a Termination Event.

“Partial Condemnation” means any Condemnation which does not constitute a Termination Event.

“Payment Offer” is defined in Paragraph 34(a).

“PCR” is defined in Paragraph 9(e).

“Permitted Asset Transfer” is defined in Paragraph 21(j).

“Permitted Change of Control” is defined in Paragraph 21(k).

“Permitted Encumbrances” means those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit C.

“Permitted Leasehold Mortgage” is defined in Paragraph 36.

“Permitted Use” is defined in Paragraph 4(a).

“Permitted Violations” is defined in Paragraph 14.

“Person” means an individual, partnership, limited liability company, association, corporation or other entity.

“PLL Insurance” is defined in Paragraph 16(b)(x).

“Preapproved Sublet” is defined in Paragraph 21(c).

“Prepayment Premium” means any payment required to be made by Landlord to a Lender under a Note or other document evidencing or securing a Loan (other than payments of principal and/or interest) solely by reason of any prepayment or defeasance by Landlord of any principal due under such Loan, and which may, without limitation, take the form of (a) a “make whole” or yield maintenance clause requiring a prepayment premium or (b) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (i) the total amount required to defease a Loan and (ii) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender).

“Present Value” of any amount means such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.

“Prime Rate” means the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”.  The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect.  In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points.  If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

“Prior Months” is defined in Paragraph 4(a) in Exhibit D.

“Property Action” is defined in Paragraph 10(b).

“Property Condition Report” is defined in Paragraph 12(b).

“Purchase and Sale Agreement” means the Purchase and Sale Agreement dated as of November 10, 2010 between Tenant and Landlord, as amended, supplemented and modified.

“Purchase Price” is defined in Paragraph 23(b)(iv).

“Qualified Transferee” means a Person that delivers (or that is delivered on a Person’s behalf by Tenant) to Landlord a Letter of Credit equal to eighteen (18) months of Basic Rent.

“Real Property” is defined in Paragraph 1(a).

“Relevant Date” means (a) in the event of a Termination Notice pursuant to Paragraph 18 with respect to a Condemnation, the date immediately prior to the date on which the applicable Condemnation Notice is received, (b) in the event of a Termination Notice pursuant to Paragraph 18 with respect to a Casualty, the date immediately prior to the date on which the applicable

Casualty occurs and(c) in the event of a redetermination of Fair Market Value pursuant to Paragraph 37, the Fair Market Value Date.

“Remaining Obligations” is defined in Paragraph 18(e).

“Remaining Sum” is defined in Paragraph 19(c).

“Renewal Date” is defined in Paragraph 5(b).

“Renewal Term” is defined in Paragraph 5(b).

“Rent” means, collectively, Basic Rent and Additional Rent.

“Repair Escrow” is defined in Paragraph 9(b)(ii).

“Replacement Guarantor” means the Guarantor under any Replacement Guaranty.

“Replacement Guaranty” is defined in Paragraph 21(k).

“Requesting Party” is defined in Paragraph 25.

“Requisition” means a temporary requisition or confiscation of the use or occupancy of all or a portion of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation.

“Responding Party” is defined in Paragraph 25.

“Restoration Fund” is defined in Paragraph 19(a).

“Review Criteria” is defined in Paragraph 21(b).

“S&P” means Standard and Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.

“Secured Lender” is defined in Paragraph 31(b).

“Secured Property” is defined in Paragraph 31(b).

“Security Deposit” is defined in Paragraph 35(a).

“Senior Credit Facility” means, (a) as of the date hereof, with respect to Tenant and the Guarantors that certain Second Amended and Restated Credit Agreement dated March 31, 2010 between Tenant and Guarantors, as borrower and obligors and General Electric Capital Corporation, as lender and agent for the benefit of other lenders, (b) any senior credit facility entered into by Tenant and Guarantors to replace the credit facility described in subsection (a), and (c) with respect to any other Person, such Person’s most senior bonds, debentures, loan facility or other indebtedness.

“Set-Off” is defined in Paragraph 8(a).

“Site Assessment” is defined in Paragraph 10(c).

“Site Reviewers” is defined in Paragraph 10(c).

“Specially Designated National or Blocked Person” is defined in Paragraph 38(n).

“Sponsor” is defined in Paragraph 6(c).

“State” means the State of Texas.

“Strategic Buyer” means any Person engaged primarily in the same business as Tenant as of the date of this Lease.

“Subsidiary” means BTC International Holdings, Inc., DocuData Solutions, L.C., BTC Ventures, Inc., BancTec (Puerto Rico), Inc., Recognition Mexico Holding, Inc., and BTI Technologies, L.P.

“Surviving Obligations” means any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

“Tenant” is defined in the introductory Paragraph.

“Tenant Information” is defined in Paragraph 38(p).

“Term” is defined in Paragraph 5(a).

“Termination Amount” means the greater of: (a) the sum of the Fair Market Value of the Leased Premises and any applicable Prepayment Premium, minus the amount of any Net Award received by Landlord and Lender and (b) the sum of the Acquisition Cost of the Leased Premises and any applicable Prepayment Premium, minus the amount of any Net Award received by Landlord and Lender.

“Termination Date” is defined in Paragraph 18(d).

“Termination Event” means a Casualty or Condemnation described in Paragraph 18(a) or Paragraph 18(b).

“Termination Notice” is defined in Paragraph 18(a).

“Third Party Purchaser” is defined in Paragraph 21(i).

“Updated PCR” is defined in Paragraph 9(e).

“Warranties” is defined in Paragraph 3(d).

“Work” is defined in Paragraph 13(b).

3.                                 Title and Condition .

(a)                                  The Leased Premises is demised and let subject to (i) any Mortgage and Assignment in effect from time to time, (ii) the rights of any Persons in possession of the Leased Premises as of the date hereof, (iii) the state of title of the Leased Premises as of the date hereof, including any Permitted Encumbrances, (iv) any circumstances or conditions which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the date hereof, without representation or warranty by Landlord.

(b)                                 Tenant acknowledges that the Leased Premises is in good condition and repair at the inception of this Lease.  LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS, WHERE IS AND WITH ALL FAULTS.  TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PREMISES OR ANY PART THEREOF, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) THE FITNESS, DESIGN OR CONDITION OF THE LEASED PREMISES FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, INCLUDING ANY LATENT OR PATENT DEFECTS, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OR PRESENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LEGAL REQUIREMENT; AND ALL RISKS RELATED TO ANY OF THE FOREGOING ARE TO BE BORNE BY TENANT.  TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT.  IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT).  THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS, IMPLIED OR CREATED BY APPLICABLE LAW, WITH RESPECT TO THE CONDITION OF THE LEASED PREMISES.

(c)                                  Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for its purposes in all respects.  Tenant represents and warrants to Landlord that (i) Tenant has only the leasehold right of possession and use of the Leased Premises, as provided herein, (ii) neither Tenant nor any agent, officer, employee, principal or affiliate of Tenant has granted or knowingly suffered to exist any unrecorded deeds, mortgages, land contracts, options to purchase, licenses, leases, subleases, assignments of lease, agreements or other instruments adversely affecting title to the Leased

Premises or any lien, encumbrance, transfer of interest, constructive trust, or other equity interest in the Leased Premises, and (iii) Tenant has received no notice of (A) any Casualty or Condemnation or (B) pending or threatened special assessments affecting the Leased Premises. The foregoing representations and warranties and the representations and warranties of Tenant contained in the Purchase and Sale Agreement shall survive the date on which this Lease is fully executed.

(d)                                 Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, in conjunction with Landlord, the right to enforce all assignable warranties, guaranties, indemnities, causes of action and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of the Leased Premises.  Such assignment shall remain in effect until the expiration or earlier termination of this Lease (unless Tenant or its affiliate or designee acquires the Leased Premises, in which instance such assignment shall become permanent and irrevocable with respect to the Leased Premises), whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord.  In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord.  Landlord shall also retain the right to enforce any Warranties upon the occurrence and during the continuance of an Event of Default.  Tenant shall use commercially reasonable efforts to enforce the Warranties in accordance with their respective terms and shall co-operate with Landlord to the extent necessary to permit Landlord to enforce such Warranties after the expiration or earlier termination of this Lease.  The foregoing requirement shall survive the expiration or earlier termination of this Lease.

4.                                 Use of Leased Premises; Quiet Enjoyment.

(a)                                  Tenant may occupy and use the Leased Premises for (i) the design, development, and manufacture of check-sorting software and hardware for the banking industry; (ii) design, development, and manufacture of processes associated with transaction processing in the financial services industry; (iii) sales and distribution of software and hardware related to the uses permitted in subsections (i) and (ii) above in emerging markets around the world; (iv) manufacturing and assembly of document processing equipment; (v) storage/warehousing of document processing equipment and related inventory; (vi) development of software and technology related to document processing equipment; (vii) manufacturing and maintenance of document imaging equipment; (viii) providing services and solutions related to document processing for a variety of industries including, but not limited to, payment processing and document and content processing needs of businesses; business process outsourcing services including: AP invoice processing, explanation of benefit processing, interactive exception process, healthcare revenue cycle services, hosted image archives, inbound mail processing, payment processing, and image capture; (ix) any future development and technology related to any and all of the foregoing; and/or (x) general office use (the “Permitted Use”), and for no other purpose without the prior written consent of Landlord.  In addition to the foregoing, Tenant’s and any assignee’s use and occupancy of the Leased Premises must not diminish the market value or impair the usefulness of the Leased Premises, as determined in Landlord’s sole but reasonable discretion, and the proposed use and occupancy of Tenant and any assignee must comply with this Lease in all other respects.  Tenant shall be responsible for obtaining and maintaining all permits, licenses, certificates of occupancy, or any other items required by Law or any Legal

Requirement with respect to Tenant’s Permitted Use and occupancy of the Leased Premises.  Tenant shall not use or occupy or permit the Leased Premises to be used or occupied, nor do or permit anything to be done in or on the Leased Premises, in a manner which would or might reasonably be expected to (i) violate any Legal Requirement or Permitted Encumbrance, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.  If during the Term Tenant’s use or occupancy of the Leased Premises is no longer permitted by Law or any Legal Requirement, Tenant shall not have the right to terminate this Lease.

(b)                                 Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing or any event has occurred that with the passage of time and/or notice could constitute an Event of Default, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof; provided that Landlord or its agents may enter upon and examine the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers, making any repairs required hereunder and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.  Tenant shall permit inspection of the Leased Premises by any federal, state, county or municipal officer or representative to determine if the Leased Premises or any portion thereof comply with any Legal Requirement.  During any entry by Landlord or its agents, invitees or guests in accordance with the immediately preceding sentence, Landlord shall take reasonable steps to ensure that the conduct of Tenant’s business operations is not unduly interfered with, provided Tenant acknowledges that any such entry might disrupt Tenant’s business operations from time to time.

5.                                 Term.

(a)                                  Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (as extended or renewed in accordance with the provisions hereof, including any exercised Renewal Term, the “Term”), commencing on the date hereof (the “Commencement Date”) and ending on the last day of the one hundred eightieth (180th) full calendar month next following the date hereof (the “Expiration Date”).

(b)                                 Provided that if (i) on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof and (ii) no default or Event of Default exists on the date that Tenant exercises its option for the Renewal Term or on the Renewal Date, then on the Expiration Date and on the fifth and tenth anniversaries of the Expiration Date (each such date, a “Renewal Date”), the Term shall be extended for an additional period of five (5) years (each of the extension periods, a “Renewal Term”), provided that Tenant shall have notified Landlord in writing at least eighteen (18)

months prior to such Renewal Date that Tenant has elected to so extend this Lease as of the next Renewal Date.  At Landlord’s request at any time after the giving of a notice of renewal, Tenant shall execute a notice in recordable form confirming such Renewal Date.  Any such extension of the Term shall be subject to all of the provisions of this Lease (except that Tenant shall not have the right to any additional Renewal Terms except as otherwise provided herein).

(c)                                  If Tenant does not exercise any of its options pursuant to Paragraph 5(b) to extend the Term for an additional Renewal Term, or if an Event of Default occurs and is continuing, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last eighteen (18) months of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select subject to the conditions set forth in the final sentence of Paragraph 4(b) above.

6.                                 Basic Rent.

(a)                                  Tenant shall pay to Landlord for the Leased Premises during the Term, annual rent in the amounts (“Basic Rent”) and on the dates (each, a “Basic Rent Payment Date”) provided for in Exhibit D.  Each payment of Basic Rent shall be made to Landlord (or one or more other Persons as Landlord may designate in writing) on each Basic Rent Payment Date, without offset, abatement or deduction, pursuant to Subparagraph (b) below.

(b)                                 Each payment of Basic Rent shall be made to Landlord (or one or more other Persons as Landlord may designate) via wire transfer of Federal Funds on each Basic Rent Payment Date pursuant to wire transfer instructions delivered to Tenant from Landlord.  Upon Landlord’s request following an Event of Default, Tenant shall deliver to Landlord a complete Authorization Agreement — Pre-Arranged Payments substantially in the form of Exhibit H, together with a voided check for account verification, establishing arrangements whereby payments of Basic Rent, any Additional Rent, and any other Monetary Obligations are transferred by Automated Clearing House Debit initiated by Landlord from an account established by Tenant (and such account not being subject to any control agreement or other lien or encumbrance) at a bank acceptable to Landlord that is chartered under the laws of the United States, any state thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation, to such account as Landlord may designate.  Following Landlord’s request to establish an ACH account, Tenant shall continue to pay all Basic Rent, Additional Rent and other Monetary Obligations by Automated Clearing House Debit until otherwise directed in writing by Landlord.

(c)                                  If, at any time, Tenant and/or Guarantor is owned directly or indirectly by one or more private equity funds or other financial sponsors which receive a management fee or other comparable distribution (“Sponsor”), Tenant and/or such Guarantor, as the case may be, shall cause each such Sponsor to enter into a Subordination Agreement substantially in the form of Exhibit I, subordinating Sponsor’s right to collect its management fee to Landlord’s right to collect Basic Rent under this Lease.

7.                                 Additional Rent.

(a)                                  Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”) the following costs and expenses:

(i)                                     except as otherwise specifically provided herein, all Costs of Tenant, Landlord (including Costs of Landlord’s and Lender’s counsel and Landlord’s and Lender’s reasonable internal Costs; provided, Landlord’s reasonable internal Costs shall be equal to Landlord’s actual Costs and set out in an invoice delivered to Tenant and Landlord’s internal Costs shall exclude those internal costs and expenses associated with the day-to-day management by Landlord of this Lease) and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of the Leased Premises, (B) the performance of any of Tenant’s obligations under this Lease, (C) any sale or other transfer of the Leased Premises to Tenant under this Lease, including Costs incurred in connection with the payment of a Prepayment Premium, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord of any of its rights under this Lease, (H) the preparation, negotiation and execution of this Lease (to the extent not paid by Tenant at Closing pursuant to the Purchase and Sale Agreement), (I) any amendment or supplement to or modification or termination of this Lease requested by Tenant or necessitated by any action of Tenant, including without limitation, any default by Tenant in the performance of any of its obligations under this Lease, (J) any act undertaken by Landlord (or its counsel) at the request of Tenant, any act of Landlord performed on behalf of Tenant, or the review and monitoring of compliance by Tenant with the terms of this Lease and applicable Law, (K) Tenant’s failure to act promptly in an emergency situation, (L) the wire transfers of Rent payments, and (M) all other items specifically required to be paid by Tenant under this Lease;

(ii)                                  if all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the “Late Charge”) equal to five percent (5%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its Costs and inconvenience incurred as a result of Tenant’s delinquency, notwithstanding the foregoing, before the Late Charge is incurred as provided herein, Tenant shall have one (1) grace period of three (3) days once per calendar year during the Term but following the expiration of such grace period and/or if Tenant should breach such obligation again during such calendar year, then no grace period shall apply and any Late Charge(s) shall be immediately due and payable (note that the foregoing is not and shall not constitute a grace period for failure to pay any installment of Basic Rent as required herein and such grace period as provided in this subsection (ii) only relates to the date on which the Late Charge is incurred and payable);

(iii)                               a sum equal to any additional amounts (including any late charge in excess of the amount payable under clause (ii) above for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, default penalties, interest in excess of amounts payable under clause (iv) below for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, and fees of Lender’s counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant’s late payment or non-payment of Basic Rent or by reason of an Event of Default; and

(iv)                              interest, from the date of delinquency, at the rate (the “Default Rate”) of five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when such amount becomes due.

(b)                                 Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) on the earlier of (A) demand for payment by Landlord or (B) when the same shall become due; provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within five (5) Business Days after Landlord’s demand for payment thereof, and (ii) any other Additional Rent, on the earlier of (A) demand by Landlord or (B) within five (5) Business Days after the due date.  All payments of Additional Rent and all other Monetary Obligations shall be paid by wire transfer (or Automated Clearing House, as applicable) pursuant Paragraph 6(b).

(c)                                  In no event shall amounts payable under Paragraphs 7(a)(ii), (iii) and (iv) or elsewhere in this Lease exceed the maximum amount permitted by applicable Law.

(d)                                 Landlord and Tenant agree that each provision of this Lease for determining charges amounts and other Additional Rent payable by Tenant is commercially reasonable and, as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 of the Texas Property Code, which Section was originally enacted by House Bill 2186, 77th Legislature.  ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS, IF ANY, AVAILABLE TO TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED, SUCCEEDED AND/OR RENUMBERED.

8.                                 Net Lease; Non-Terminability.

(a)                                  This is an absolute net lease and all Monetary Obligations shall be paid without notice or demand, except as otherwise expressly set forth herein, and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”).

(b)                                 Except as otherwise expressly set forth herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

(c)                                  The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.  The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise.  All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

(d)                                 Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law to (i) quit, terminate or surrender this Lease or the Leased Premises, or (ii) exercise any right of Set-Off of any Monetary Obligations.

9.                                 Payment of Impositions.

(a)                                  Tenant shall pay and discharge when due: all taxes (including real and personal property taxes, recordation taxes, transfer taxes, franchise, sales, use, gross receipts, rent taxes and any margin tax including, without limitation, the “margin tax” imposed by Chapter 171 of the Texas Tax Code, as the same may be amended or modified from time to time, and together with any binding rules or regulations promulgated from time to time by the Comptroller of the State of Texas or other governmental body in connection with Chapter 171 of the Texas Tax Code, which the parties acknowledge and agree is a tax in lieu of real property taxes); all charges for any Easement Agreement; all assessments and levies; all fines, penalties and other Costs in connection with noncompliance of the Leased Premises with any applicable Law; all permit, inspection and license fees; all rents and charges for water, sewer, utility and communication services relating to the Leased Premises; all ground rents and all other public charges, imposed upon or assessed against (i) Tenant, (ii) Tenant’s interest in the Leased Premises, (iii) the Leased Premises, (iv) Landlord as a result of or arising in respect of the ownership, occupancy, leasing, use, possession or sale of the Leased Premises, any activity conducted on the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) Landlord has agreed to pay (collectively, the “Impositions”); provided that nothing herein shall obligate Tenant to pay (A) income, excess profits, franchise or other taxes of Landlord (or Lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge, e.g., any real property tax that is recharacterized as a franchise tax), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person.  Upon expiration of the Term (or any earlier termination of this Lease), Tenant shall pay Landlord for unpaid taxes up to and including such date that shall become due and owing thereafter.  Landlord shall make a reasonable estimate of such unpaid taxes based on the prior year’s tax bills, and shall perform a reconciliation promptly after the actual information becomes available.  In the event that any ad valorem or other future real property tax (“Future Tax”) is decreed or characterized by Law as an income tax and Tenant is thereby prohibited by any applicable Law from paying such Future Tax pursuant to this Paragraph 9(a), Landlord and Tenant agree that Basic Rent shall be adjusted by the amount necessary to provide Landlord the same net yield as Landlord would have received but for the implementation or characterization of such Future Tax.  Prior to or on the date the Future Tax takes effect, Landlord shall provide Tenant with notice of the revised Basic Rent under this Lease.  Landlord shall have the right to require Tenant to pay, together with scheduled installments of Basic Rent, the amount of the gross receipts or rent tax, if any, payable with respect to the amount of such installment of Basic Rent.  If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments, provided that such option to pay any Imposition in installments shall not hinder or prevent Landlord from exercising any of its rights set forth in this Lease.  Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions.  Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof, and (3) receipts for payment of all other Impositions within ten (10) days after Landlord’s request therefor.

(b)                                 Following the occurrence of an Event of Default, Tenant shall pay to Landlord such amounts (each an “Escrow Payment”) as required by Landlord so that there shall be in an escrow account an amount sufficient to pay as they become due the Escrow Charges that will accrue over such period of time as Landlord shall reasonably require.  As used herein, “Escrow Charges” means real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease, payments due under any Easement Agreement and any reserves for capital improvements, deferred maintenance, repair and/or tenant improvements and leasing commissions.  Landlord shall determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amount shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment.  The Escrow Payments shall be held in an account established by Landlord with an unrelated third-party escrow agent selected in Landlord’s reasonable discretion (at Tenant’s cost and expense) and shall not be commingled with other funds of Landlord or other Persons.  Any interest earned thereon shall accrue and be held as an additional Escrow Payment and disbursed with the other Escrow Charges.  Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord or Lender shall determine or as required by Law.  If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord’s demand therefor, shall pay the amount of the deficiency to Landlord.  Notwithstanding the foregoing:

(i)                                     if Tenant has cured the Event of Default that gave rise to the need for the Escrow Payments and a subsequent Event of Default has not occurred, the requirement that Tenant continue to make Escrow Payments shall expire on the first anniversary of the date of the cure of such Event of Default by Tenant, and

(ii)                                  prior to Tenant being required to make any Escrow Payments for capital improvements, deferred maintenance or repairs (“Repair Escrow”), Landlord shall obtain a property condition report (at Tenant’s sole cost and expense) for the Leased Premises and the amount of the Repair Escrow shall be equal to: the immediate and short term repairs needed for the Leased Premises as disclosed in such property condition report plus the recommended reserves for the Leased Premises for repairs needed in the next three (3) calendar years as disclosed in such property condition report divided by 12 with the result of the foregoing equation being multiplied by 1.1.  When Tenant or its agents commence the work for which the Repair Escrow was established, Tenant shall make requests for disbursement and Landlord shall request that the escrow agent disburse amounts from the Repair Escrow in accordance with the procedures set forth in Paragraph 19(a) of this Lease.

(c)                                  Except as provided in Paragraph 14 of this Lease, Tenant has no right to protest the real property tax rate applicable to the Leased Premises and/or the appraised value of the Leased Premises determined by any appraisal review board or other taxing entity with authority to determine tax rates and/or appraised values (each a “Taxing Authority”).  Except as provided in Paragraph 14 of this Lease, Tenant hereby knowingly, voluntarily and intentionally waives and releases any right, whether created by law or otherwise, to do any of the following:  (i) to file or otherwise protest before any Taxing Authority any such rate or value determination even though Landlord may elect not to file any such protest; (ii) to appeal any order of a Taxing Authority which determines any such protest; and (iii) to receive, or otherwise require that Landlord deliver to Tenant, a copy of any reappraisal notice received by Landlord from any Taxing Authority.  The foregoing waiver and release covers and includes any and all rights, remedies and recourse of Tenant, now or at any time hereafter, under Section 41.413 and Section 42.015 of the Texas Tax Code (as currently enacted or hereafter modified) together with any other or further laws, rules or regulations covering the subject matter thereof.  Tenant acknowledges and agrees that the foregoing waiver and release was bargained for by Landlord and Landlord would not have agreed to enter into this Lease in the absence of this waiver and release.

(d)                                 Tenant agrees to notify Landlord immediately of any changes to the amounts, schedules, instructions for payment of any Impositions and premiums on any insurance held under this Lease of which Tenant has obtained knowledge and authorizes Landlord or Lender to obtain the bills for Impositions or Escrow Charges directly from the appropriate authority or entity.

(e)                                  Notwithstanding anything to the contrary contained herein, Tenant acknowledges that the Property Condition Report prepared by EBI Consulting dated October 11, 2010 (the “PCR”) disclosed that significant repairs to the roof and HVAC (the “Known Repairs”) will be required during the fourth through sixth Lease Years of the Term costing approximately $1,650,978.  The repair schedule from the PCR is attached hereto as Schedule 9(e).  Landlord and Tenant have agreed that an additional property condition report will be performed by a consultant or agent, at Tenant’s sole cost and expense, reasonably acceptable to both Landlord and Tenant and will be ordered on or about March 1, 2014 (the “Updated PCR”).  If the Updated PCR discloses that the Known Repairs will be needed within three (3) years of the delivery of the Updated PCR, at Landlord’s request, Tenant shall commence, on the first day of the next full calendar month, escrowing funds needed to make the Known Repairs (the “Known Repair Escrow Payment”) in a deposit account with an unrelated third-party escrow agent selected by Landlord in its reasonable discretion (at Tenant’s cost and expense) (the “Known Repair Escrow”).  The amount of each Known Repair Escrow Payment shall be equal to the result of the following calculation: the total amount needed to complete all of the Known Repairs as shown on the Updated PCR divided by the number of months until the first Known Repair is to be commenced as described in the Updated PCR with the result of the foregoing equation being multiplied by 1.1.  For example, if the Known Repairs will cost $100,000 to complete and the first Known Repair is to be commenced in two years from the date of the Updated PCR, then Tenant shall commence escrowing $5,208.33 per month into the Known Repair Escrow.  When

Tenant or its agents commence the work need to complete the Known Repairs, Tenant shall make requests for disbursement and Landlord shall request that the escrow agent disburse amounts from the Known Repair Escrow in accordance with the procedures set forth in Paragraph 19(a) of this Lease.

10.                           Compliance with Laws and Easement Agreements; Environmental Matters.

(a)                                  Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and all Legal Requirements (including all applicable Environmental Laws).  Tenant shall not at any time (i) cause, permit, or suffer to occur, any Environmental Violation or any environmental lien whether due to the acts of Tenant or any other party, (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord (which request shall be made in Landlord’s sole and absolute discretion), Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation, however immaterial, or (iii) without the prior written consent of Landlord, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Real Property, regardless of the depth thereof or the method of mining or extraction thereof.  Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and no other Person shall have the right to rely on any such reports.

(b)                                 Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement to be kept or performed by Landlord.  Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, obtaining the prior written consent of Landlord.  Tenant agrees to reasonably cooperate with Landlord, at Tenant’ sole cost and expense, in connection with (a) the granting of easements, licenses, rights-of-way and other rights and privileges in the nature of Easement Agreements reasonably necessary or desirable for ownership and operation of the Leased Premises as herein provided; (b) the execution of petitions to have the Leased Premises annexed to any municipal corporation or utility district; and (c) the execution of amendments to any covenants and restrictions affecting the Leased Premises; provided that, in each case, Landlord shall have delivered to Tenant a certificate stating that such grant, release, dedication, transfer, amendment or government action, or other action or agreement (any of the foregoing, a “Property Action”) will not materially interfere with Tenant’s use and enjoyment of the Leased Premises.

(c)                                  Upon prior written notice from Landlord, Tenant shall permit such qualified persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises during normal business hours and in a manner which does not unreasonably interfere with Tenant’s operations and perform environmental site investigations and assessments (“Site Assessments”) on the Leased Premises in any of the following circumstances:  (i) in connection with any sale, financing or refinancing of the Leased Premises; (ii) within the six month period prior to the expiration of the Term; (iii) if required by Lender or the terms of any credit facility to which Landlord is bound; (iv) if an Event of Default exists; (v) if required under any applicable Law; or

(vi) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists.  Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments including additional Site Assessments that may be required as a result of any limited Phase II environmental report prepared prior to the date hereof or as may be required by Lender or any provider of insurance for the Leased Premises.  Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters.  The cost of performing and reporting any Site Assessments shall be paid by Tenant, provided, however, if such Site Assessment is conducted in connection with subsection (i), other than in connection with the initial financing for the Leased Premises for which Tenant shall be responsible for the cost, or subsection (iii), then Landlord shall be responsible for the cost of performing any such Site Assessments.

(d)                                 If an Environmental Violation occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed One Hundred Thousand Dollars ($100,000), Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, adequate financial assurances, as determined in Landlord’s sole and absolute discretion, that Tenant will effect such remediation in accordance with applicable Environmental Laws, and fulfill Tenant’s indemnification obligations that could reasonably be expected to arise as a result of such Environmental Violation.  Such financial assurances shall be in an amount equal to or greater than Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.  Tenant shall comply with all reasonable requests of Landlord with respect to an Environmental Violation, including without limitation (i) a request to effectuate a remediation of any Environmental Violation, (ii) a request for Tenant to comply with any Environmental Laws or to comply with any directive from a governmental authority, or (iii) a reasonable request to take any action necessary to protect human health and the environment.

(e)                                  Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date on a month-to-month basis until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

(f)                                    If Tenant fails to comply with any requirement of any Environmental Law, Landlord shall have the right (but no obligation), to take any and all actions as Landlord shall deem necessary or advisable in order to comply with such Environmental Law, provided, however, unless such violation of Environmental Law creates an emergency situation requiring immediate action by Landlord (as determined in Landlord’s sole and absolute discretion),

Landlord shall provide Tenant with notice and three (3) days grace period to take any action that Landlord intends to take in order for the Leased Premises to comply with Environmental Law.

(g)                                 Except as provided in Schedule 10(g), Tenant represents and warrants that (i) it is not aware of any Environmental Violation or suspected Environmental Violation at the Leased Premises as of the date of this Lease Agreement and (ii) Tenant has disclosed to Landlord all known or suspected Environmental Violations and the presence of Hazardous Conditions or Hazardous Substances existing on the Leased Premises prior to the date of the Lease Agreement.  If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

(h)                                 Tenant shall notify Landlord on the earlier of (i) three (3) Business Days after obtaining knowledge thereof or (ii) the date on which notice is required to be delivered to any governmental authority under applicable Environmental Law, or contemporaneous with notice being provided to any governmental authority, with respect to (x) any Environmental Violation (or alleged Environmental Violation), (y) spill or release of any Hazardous Substances that could reasonably be expected to result in a claim or liability under Environmental Law, or (z) noncompliance with any of the covenants contained in this Paragraph 10, and shall forward to Landlord promptly copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

(i)                                     All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in Paragraph 10(a).

(j)                                     Tenant shall, from time to time but not more than once every calendar year unless required more frequently in connection with a request from a governmental authority, Lender or in order for Landlord or the Leased Premises to comply with any Law or Legal Requirement, upon Landlord’s reasonable request, provide Landlord with evidence (a duly authorized and executed officer’s certificate from Tenant shall be sufficient evidence) satisfactory to Landlord that the Leased Premises complies with all Legal Requirements or is exempt from compliance with such Legal Requirements, provided, however, as it relates to compliance with Legal Requirements, other than compliance with Environmental Law, Tenant only need provide evidence that it complies with such Legal Requirements in all material respects.

(k)                                  Unless otherwise directed by Landlord, Tenant shall, at its sole cost and expense, remove or close any tanks at the Leased Premises prior to the termination or expiration of the Term.  Tenant shall:  (i) remove any such tanks, their contents, and associated equipment and piping at the Leased Premises in accordance with Environmental Law; (ii) close any such tanks in accordance with Environmental Law; (iii) perform any Site Assessments reasonably necessary to determine whether the prior use of or removal or closure procedures with respect to any such tanks resulted in an Environmental Adverse Condition; (iv) remediate all Environmental Adverse Conditions associated with any such tanks in accordance with this subparagraph; and (v) notify as required all appropriate Governmental Authorities of the closure and removal of any regulated tanks in accordance with Environmental Law.  In the event that Landlord notifies Tenant that any or all of the tanks may remain on the Leased Premises at the termination or expiration of the Term, Tenant shall take all appropriate actions to ensure that the tanks are in good working order, are emptied of all contents, are in compliance with all Environmental Laws, and do not constitute an Environmental Adverse Condition at the termination or expiration of the Term.  Prior to the termination or expiration of the Term, Tenant shall provide Landlord with (x) proof of closure or removal of any such tanks, (y) copies of all Site Assessments performed in conjunction with the closure or removal of any such tanks, and (z) all documentation of the regulatory status of all tanks at the Leased Premises (whether or not Landlord has allowed Tenant to leave in place any tanks at the Leased Premises).  Notwithstanding the foregoing, Tenant shall not be required to comply with the provisions of this subsection (k) with respect to the aboveground storage tanks currently located at the Leased Premises that Tenant represents currently solely contain water and are solely and exclusively used for the fire suppression system at the Leased Premises so long as such aboveground storage tanks continue solely to contain water and continue solely to be used for the fire suppression system at the Leased Premises.

(l)                                     Tenant shall, within sixty (60) days after the date hereof, either (i) supply an asbestos survey in form and substance reasonably acceptable to Landlord and Lender (if applicable), certifying that no asbestos exists at the Leased Premises; or (ii) implement an Asbestos Operations and Maintenance Plan in form and substance reasonably satisfactory to Landlord and Lender (if applicable), that complies with (x) employee awareness, notification, recordkeeping and other OSHA requirements applicable to ACM and presumed asbestos containing materials and (y) EPA’s guidance entitled “Managing Asbestos in Place: A Building Owner’s Guide to Operations and Maintenance Programs”.

11.                           Liens; Recording.

(a)                                  Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord.  NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE LEASED PREMISES.  LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

(b)                                 Tenant shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease containing terms mutually and reasonably acceptable to Landlord and Tenant, and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

12.                           Maintenance and Repair.

(a)                                  On the Commencement Date, Tenant shall deliver to Landlord to be held in escrow the amount of $99,770 (the “Immediate Repair Amount”).  The Immediate Repair Amount will be held in escrow by an unrelated third-party escrow agent selected by Landlord in its reasonable discretion (at Tenant’s cost and expense) (the “IRA Escrow”) and funds shall be drawn down and disbursed from the IRA Escrow in accordance with the procedure set forth in Paragraph 19(a), including, without limitation, the requirements for Tenant’s delivery of lien waivers satisfactory to Landlord.  Tenant shall complete the repairs listed on Schedule 12(a) no later than March 10, 2011.  If the Immediate Repair Amount is not fully drawn down from the IRA Escrow and disbursed after completion of the repairs listed on Schedule 12(a), Landlord shall disburse such excess sum to Tenant; provided, however, that, if (i) the Immediate Repair Amount is not fully drawn down from the IRA Escrow and disbursed after completion of the repairs listed on Schedule 12(a) and an Event of Default exists or (ii) the repairs listed on Schedule 12(a) are not completed by the date specified in this Paragraph 12(a), then any funds on deposit in the IRA Escrow shall be delivered to Landlord pursuant to this Paragraph 12(a) shall be held by Landlord as a Security Deposit in accordance with Paragraph 35.

(b)                                 Tenant shall at all times maintain (i) the Leased Premises in as good repair, appearance and condition as they are on the date hereof and fit to be used for the Permitted Use in accordance with the better of the practices generally recognized as then acceptable by other companies in Tenant’s industry, and (ii) the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear as to Tenant’s obligations in subsections (i) and (ii) above.  Tenant shall take every other action necessary or appropriate for the preservation and safety of the Leased Premises and the life safety of any occupants of the Leased Premises or their invitees.  Tenant shall promptly make all Alterations which may be required to comply with the foregoing requirements of this Paragraph 12(b) or to comply with any Legal Requirement.  Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain the Leased Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations.  Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.  Tenant hereby agrees and covenants not to commit or permit the Leased Premises to suffer waste, and shall take all precautions necessary to prevent waste from occurring at the Leased Premises.  Tenant shall provide Landlord with an engineering or property condition report (at Tenant’s sole cost and expense and in form and substance satisfactory to Landlord, in Landlord’s sole discretion) not more than thirty (30) months nor less than eighteen (18) months prior to the end of the Initial Term or any Renewal Term (a “Property Condition Report”).

(c)                                  If (i) such Property Condition Report lists capital repairs and/or replacements required on the Leased Premises during the remaining eighteen (18) months of the Initial Term or any Renewal Term, or (ii) an Alteration or repair to the Leased Premises is required by any applicable Legal Requirement during the last eighteen (18) months of the Initial Term or any Renewal Term, then, provided that such Alteration or repair is the result of normal wear and tear and not due to neglect or waste by Tenant, then the cost of such Alteration or repair, as the case may be, will be apportioned between Landlord and Tenant with Tenant’s share equal to the cost of such Alteration or repair, as the case may be, multiplied by a fraction, the numerator of which shall be the remainder of the Term from the time such Alteration or repair needs to be made pursuant to subparagraphs (i) and (ii) above, and the denominator of which shall be the anticipated useful life of such Alteration or repair, as the case may be.  If, after any such apportionment, Tenant exercises any Renewal Term, the cost of such Alteration or repair shall be re-apportioned accordingly.  If such Alteration or repair is due to neglect or waste by Tenant, Tenant shall bear the full cost of such Alteration and repair, including any reasonable Costs incurred by Landlord to ensure that the Alteration and repair are completed, and such Alteration or repair shall be made in accordance with Paragraphs 12 and 13 of this Lease.

(d)                                 If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate any zoning restrictions, including without limitation height or set-back restrictions, or the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any Easement Agreement to which the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be reasonably necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

13.                           Alterations and Improvements.

(a)                                  Tenant shall not make (i) any non-structural Alterations to the Leased Premises that cost more than Five Hundred Thousand Dollars ($500,000) in the aggregate as measured every five (5) Lease Years of the Term commencing with the first Lease Year, or (ii) any structural Alterations to the Leased Premises, without having first obtained the prior written consent of Landlord.  Tenant shall not construct upon the Real Property any additional buildings without having first obtained the prior written consent of Landlord and Lender.  Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required.

(b)                                 If Tenant makes any Alterations pursuant to this Paragraph 13, Major Alterations pursuant to Paragraph 34 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”), then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness materially impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against the

Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) if such Alterations will cost in excess of Five Hundred Thousand Dollars ($500,000), Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a) (provided, however, rather than such funds being held by Landlord as provided in Paragraph 19(a), such funds shall be held by an unrelated third-party escrow agent selected in Landlord’s reasonable discretion (at Tenant’s cost and expense) or by a Lender, if so requested by such Lender), whether or not such Work involves restoration of the Leased Premises.

14.                           Permitted Contests.

Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”) and may dispute or contest the same, so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii)  any interference with the use or occupancy of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied.  Tenant shall provide Landlord security which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith.  While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord.  Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations.  Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.  No such contest shall subject Landlord to the risk of any civil or criminal liability.

15.         Indemnification.

(a)           Except for losses caused by the gross negligence or willful misconduct of Landlord, Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Indemnitees from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of the Leased Premises; (ii) any Casualty in any manner arising from the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said Casualty; (iii) any violation by Tenant of (A) any provision of this Lease (including any representation or warranty), (B) any contract or agreement to which Tenant is a party, (C) any Legal Requirement or (D) any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment; or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Sections 107 or 113 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

(b)           In case any action or proceeding is brought against any Indemnitee by reason of any such claim described in subsection (a) above, (i) such Indemnitee shall notify Tenant to resist or defend such action or proceeding, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant and (ii) Tenant may, except during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Tenant).  In the event of an Event of Default, Landlord shall have the right to select counsel, and the fees and expenses of such counsel shall be paid by Tenant.

(c)           Except for losses caused by the gross negligence or willful misconduct of Tenant, Landlord shall pay, protect, indemnify, defend, save and hold harmless Tenant from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from any violation by Landlord of any provision of this Lease.

(d)           In case any action or proceeding is brought against Tenant by reason of any such claim described in subsection (c) above, (i) Tenant shall notify Landlord to resist or defend such action or proceeding, and Tenant will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Landlord and (ii) Landlord may retain its own counsel and defend such action (it being understood that Tenant may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Landlord).

(e)           The obligations of Tenant and Landlord under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

16.         Insurance.

(a)         Each policy of insurance listed on Schedule 16(a) attached hereto (the “Existing Insurance Policies”) is in full force and effect and all premiums due with respect thereto have been paid.  There are (i) no claims outstanding or pending under any Existing Insurance Policies related to the Real Property and the Leased Premises, and (ii)  to Tenant’s knowledge, no other material claims outstanding or pending under any Existing Insurance Policies.

(b)         Tenant shall obtain, pay for and maintain the following insurance on or in connection with the Leased Premises:

(i)            Insurance against all risk of physical loss or damage to the Improvements and Equipment as provided under “Special Causes of Loss” form coverage, including the perils of hail, windstorm, flood coverage, earthquake and acts of terrorism, in amounts not less than the actual replacement cost of the Improvements and Equipment without deduction for depreciation; provided that, if Tenant’s insurance company is unable or unwilling to include any or all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a “Difference in Conditions” form or through a stand-alone policy.  Such policies shall contain Replacement Cost and Agreed Amount Endorsements and “Law and Ordinance” coverage (at full replacement cost) and Joint Loss Agreements.  Such policies and endorsements shall contain deductibles not more than $25,000 per occurrence.  Such policies shall name Landlord as a Named Insured, and Lender as mortgagee/loss payee, with respect to the Leased Premises.

(ii)           Comprehensive Boiler and Machinery/Equipment Breakdown Insurance on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than full replacement cost of the building per accident for damage to property (and which may be carried as part of the coverage required under clause (i) above or pursuant to a separate policy or endorsement).  If such coverage is provided pursuant to a separate Boiler and Machinery policy or endorsement, Tenant will obtain a Joint Loss Agreement.  Either such Boiler and Machinery policy endorsements or the Special Causes of Loss policy required in clause (i) above shall include at least the following amounts, per incidence, for Off-Premises Service Interruption ($500,000 limit), Expediting Expenses ($500,000 limit), Ammonia Contamination ($500,000 limit), and Hazardous Materials Clean-Up Expense ($25,000 sub-limit) and may contain a deductible not to exceed $25,000.  Such policies shall name Landlord and Lender as loss payees with respect to the Leased Premises.

(iii)          Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than eighteen (18) months from time of loss and an extended period of indemnity of one hundred twenty (120) days.  Such policies shall name Landlord and Lender as Loss Payees with respect to the Leased Premises.

(iv)          Commercial General Liability Insurance against claims for personal injury, bodily injury, death, accident or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $1,000,000 per Occurrence/$2,000,000 Annual Aggregate and $2,000,000 Products/Completed Operations Annual Aggregate on a per location basis and on an occurrence basis.  Coverage shall also include elevators/escalators (if any), independent contractors, contractual liability and Products/Completed Operations Liability coverage.  Such policies shall name Landlord and Lender as Additional Insureds with respect to the Leased Premises.

(v)           Business Automobile Liability Insurance (including Owned — if any; Non-Owned and Hired Automobile Liability) in an amount of $1,000,000 Combined Single Limit.

(vi)          Workers’ Compensation insurance in the amount required by applicable Law.

(vii)         Employers’ Liability insurance covering all persons employed by Tenant in connection with any work done on or about the Leased Premises in the amount of $1,000,000 per accident, $1,000,000 per illness, per employee, and $1,000,000 per illness, in the aggregate.  Landlord reserves the right to have evidence shown that any self-insurance program has been accepted by the State.

(viii)        Excess/Umbrella Liability in an amount of not less than $15,000,000 on a per location basis which includes Follow Form coverage for Commercial General Liability, Business Automobile Liability and Employers’ Liability coverages; if coverage is not on a per location basis, the minimum limit shall be $25,000,000.

(ix)           During any period in which substantial Alterations at the Leased Premises are being undertaken, builder’s risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Improvements or Equipment, together with such other endorsements as Landlord may reasonably require, and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired, in such form and in such amounts as Landlord may reasonably require.  Such policies shall name Landlord and Lender as Named Insured, Mortgagee, Additional Insured and/or Loss Payees with respect to the Leased Premises, as applicable.

(x)            If required (as determined in Landlord’s sole and absolute discretion) as a result of a change of Tenant’s use of the Leased Premises from the use permitted in Section 4(a), Pollution Legal Liability insurance (“PLL Insurance”) on or in connection with the Leased

Premises.  The PLL Insurance shall cover unknown on-site pollution conditions (including cleanup, personal injury, bodily injury, and property damage), unknown off-site pollution conditions (including cleanup, personal injury, bodily injury, and property damage), mold/fungi and business interruption.  The PLL Insurance shall be in effect for a minimum of ten (10) years and Landlord and Lender (if any) shall be included as an additional insured on the PLL Insurance policy.  The PLL Insurance shall provide a minimum of Ten Million Dollars ($10,000,000.00) in coverage per occurrence and in the aggregate for the Leased Premises.  Such pollution legal liability insurance shall name Landlord and Lender as additional insureds with respect to the Leased Premises.

(xi)           Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with the Leased Premises as Landlord or Lender may reasonably require.

(c)         The insurance required by Paragraph 16(b) shall be written by companies having a Best’s rating of A:X or above and a claims paying ability rating of AA or better by S&P or equivalent rating agency or such other rating as may be approved by Landlord and Lender in their sole and absolute discretion in writing and are authorized to write insurance policies by, the State Insurance Department (or its equivalent) for the states in which the Leased Premises is located.  The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

(d)         Each insurance policy referred to in clauses (i), (ii), (iii) and (ix) of Paragraph 16(b) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender.  Each policy required by any provision of Paragraph 16(b) shall provide that it may not be cancelled, or allowed to lapse on any renewal date of such insurance policy except after thirty (30) days’ prior written notice to Landlord and Lender.  If notice for modification of insurance policies becomes commercially available, it must be purchased; if such notice is not a part of the insurance policy(ies), then Tenant must provide said 30 days prior written notice to Landlord.

(e)         Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(b), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least ten (10) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance evidencing such coverages or, if requested by Landlord or required by Lender, original or certified policies.  All certificates of insurance (including liability coverage) provided to Landlord and Lender shall be on ACORD Form 28 (2003/10) for Property Coverages or ACORD Form 25 Liability Coverages (or its equivalent in the Landlord’s sole and absolute discretion).

(f)          Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(b) may be carried under a “blanket” policy or policies covering other properties of Tenant or under an “umbrella” policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16, and upon request, Tenant shall provide to Landlord a Statement of Values which may be reviewed annually and shall be amended to the extent determined necessary by Landlord (in its sole and absolute discretion) based on revised Replacement Cost Valuations.  The original or a certified copy of each such blanket or umbrella policy shall promptly be delivered to Landlord.

(g)         Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as Named Insureds, Additional Insureds, Mortgagee and with Loss Payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16.  Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

(h)         Each policy (other than workers’ compensation coverage or any other coverage prohibited by law) shall contain an effective waiver by the carrier against all claims for payment of insurance premiums against Landlord and shall contain a full waiver of subrogation against the Landlord.

(i)          The proceeds of any insurance required under Paragraph 16(b) shall be payable as follows:

(i)            proceeds payable under clauses (iv), (v), (vi), (vii) and (viii) of Paragraph 16(b) and proceeds attributable to the general liability coverage of construction/alterations insurance under clause (ix) of Paragraph 16(b) shall be payable to the Person entitled to receive such proceeds; and

(ii)           proceeds of insurance required under clauses (i), (ii) and (iii) of Paragraph 16(b) and proceeds attributable to construction/alterations insurance (other than its general liability coverage provisions) under clause (ix) of Paragraph 16(b) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18.  Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

17.         Casualty and Condemnation.

(a)           Tenant shall give Landlord immediate notice of the occurrence of any Casualty at the Leased Premises.  Landlord, in its sole and absolute discretion and upon notice to Tenant (except that no notice to Tenant shall be required if an Event of Default has occurred and is continuing), may adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(b) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Tenant all necessary proofs of loss, receipts, vouchers and releases required by the insurers.  Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord in any adjustment, collection and compromise of the insurance claim payable in connection with a Casualty.  Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases.  Landlord reserves the right to join Tenant in any claim.  If Landlord so requests, Tenant shall adjust, collect and compromise any and all such claims, and Landlord shall have the right to join with Tenant therein.  Any adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise.  Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord instead of to Landlord and Tenant jointly, and Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to endorse any draft therefor.  The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

(b)           Tenant shall provide Landlord immediate written notice of Tenant’s receipt of a Condemnation Notice relating to the Leased Premises.  Landlord is authorized to collect, settle and compromise, in its sole and absolute discretion (and, if no Event of Default exists, upon notice to Tenant), the amount of any condemnation award.  Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof and to contest the Condemnation or the amount of the condemnation award therefor.  No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord.  Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder.  The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

(c)           If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur (other than a Requisition) to the Leased Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations.  Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(b) and 13(b), shall commence and diligently continue to restore the Leased Premises as nearly as possible to its value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease).  Upon the receipt by Landlord of the entire Net Award of such Partial Casualty or Partial Condemnation, Landlord shall make such Net Award available to Tenant for restoration in accordance with and subject to the provisions of Paragraph 19(a).  If a Requisition shall occur, Tenant shall comply with the terms and conditions of Paragraph 17(d).  If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation or Requisition shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.  Upon the expiration of the Term, any portion of such Net Award which shall not have been previously paid as set forth above shall be retained by Landlord.

(d)           In the event of a Requisition of the Leased Premises, any Net Award payable by reason of such Partial Condemnation shall be (i) retained by Landlord, or (ii) paid to Lender to the extent that any Mortgage so provides.

18.         Termination Events.

(a)           If (i) substantially all of the Leased Premises shall be taken by a Condemnation, Tenant may, within thirty (30) days after Tenant receives a Condemnation Notice, give to Landlord written notice of Tenant’s election to terminate this Lease, and (ii) all of the Leased Premises shall be taken by a Condemnation, Tenant shall, within thirty (30) days after Tenant receives a Condemnation Notice, give to Landlord written notice of Tenant’s election to terminate this Lease (either, a “Termination Notice”).

(b)           If any portion of the Leased Premises shall be subject to a Condemnation and has rendered the Leased Premises inaccessible, unavailable for use, or unsuitable for restoration for continued use and occupancy in Tenant’s business, as determined by a certified structural engineer retained by Tenant and acceptable to Landlord, Tenant shall have the option of (i) restoring the Leased Premises, to the extent practicable, using the Net Award payable in connection with such Condemnation, or (ii) delivering to Landlord a Termination Notice prior to the earlier of (x) ten (10) days after Tenant receives the report of such certified structural engineer, a copy of which report shall be delivered to Landlord with the Termination Notice, and (y) sixty (60) days after Tenant receives such Condemnation Notice.  If Tenant elects not to deliver a Termination Notice, then Tenant shall restore the Leased Premises, to the extent practicable, in accordance with Paragraphs 17 and 19.

(c)           If a Casualty occurs with respect to the Leased Premises which shall be determined by a certified structural engineer retained by Tenant and acceptable to Landlord to be a loss so substantial that restoration or rebuilding for any Permitted Use under Paragraph 4(a) would either take more than two hundred seventy (270) days or be economically infeasible, Tenant shall have option of (i) restoring, rebuilding or repairing the Leased Premises, using the Net Award payable in connection with such Casualty, or (ii) delivering to Landlord a Termination Notice prior to the earlier of (x) ten (10) days after Tenant receives the report of such certified structural engineer, a copy of which report shall be delivered to Landlord with the Termination Notice, and (y) sixty (60) days after the date of such Casualty.

(d)           A Termination Notice shall contain (i) notice of Tenant’s intention to terminate this Lease on the later to occur of (A) the first Basic Rent Payment Date which occurs at least ninety (90) days after the Fair Market Value Date, or (B) the date on which Landlord receives the Net Award (the “Termination Date”), and (ii) a binding and irrevocable commitment of Tenant to pay the Termination Amount on the Termination Date.  Promptly upon Landlord’s receipt of a Termination Notice, Landlord and Tenant shall commence to determine the Fair Market Value of the Leased Premises pursuant to Paragraph 37.

(e)           If Tenant delivers a Termination Notice to Landlord, this Lease shall terminate on the Termination Date; provided that if an Event of Default has occurred and is continuing as of the Termination Date specified in Tenant’s Termination Notice, this Lease shall remain in full force and effect and the Termination Date shall be extended until such Event of Default has been cured by Tenant or waived by Landlord.  On the Termination Date, (i) Tenant shall pay to Landlord all the Termination Amount and all Monetary Obligations due on or prior to the Termination Date (collectively, “Remaining Obligations”), (ii) all other obligations of Tenant under this Lease shall terminate except for any Surviving Obligations, (iii) Tenant shall immediately vacate and shall have no further right, title or interest in or to the Leased Premises, and (iv) the Net Award shall be retained by Landlord.

19.         Restoration.

(a)           If any Net Award is in excess of Two Hundred Fifty Thousand Dollars ($250,000), Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

(i)            Tenant shall commence the restoration as soon as reasonably practical and diligently pursue completion of such restoration to completion;

(ii)           prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a detailed budget for the restoration shall have been approved by Landlord, such detailed budget shall reflect that the Restoration Fund is sufficient to cover the costs of restoration, including any additional insurance required as a result of restoration, and payments of Rent due under this Lease (if Landlord reasonably determines that the Restoration Fund is insufficient to cover such costs, Tenant must deposit such required excess amount as directed by Landlord as provided in Paragraph 19(b) below), (B) Landlord and Lender shall be provided by Tenant with mechanics’ lien insurance, “owner contractor’s protective liability insurance” (if available), builder’s risk completed value insurance and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees, and (C) appropriate waivers of mechanics’ and materialmen’s liens shall have been filed;

(iii)          at the time of any disbursement, (A) no Event of Default shall exist, (B) all materials installed and work and labor performed (except to the extent being paid out of the requested disbursement) in connection with the restoration shall have been paid in full, and (C) no mechanics’ or materialmen’s liens or stop orders or notices of pendency shall have been filed or threatened against the Leased Premises and remain undischarged or fully bonded to the satisfaction of Landlord;

(iv)          disbursements shall be made no more frequently than once a month and be in an amount not exceeding the cost of the Work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the Work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed Work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance, and (E) other evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by Work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims;

(v)           each request for disbursement shall be accompanied by a certificate of Tenant, signed by the chief executive officer/president, a vice president or the chief financial officer of Tenant, describing the Work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such Work and, upon completion of the Work, also stating that the Work has been fully completed and complies with the applicable requirements of this Lease and with all Legal Requirements;

(vi)          Landlord may retain ten percent (10%) of the Restoration Fund until the Work is fully completed;

(vii)         if the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord’s other funds but the Restoration Fund may bear interest in a money market fund or similar fund as determined by Landlord in its sole and absolute discretion; and

(viii)        such other reasonable conditions as Landlord or Lender may impose; including without limitation, if the costs of restoration exceed $1,000,000 and Landlord so requests, a requirement that Tenant hire a casualty consultant.

(b)           Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration Work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund.  Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant.  For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

(c)           If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the “Remaining Sum”) shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

20.         Intentionally Omitted.

21.         Assignment and Subletting; Prohibition against Leasehold Financing.

(a)           Except as provided in this Paragraph 21(a) or Paragraph 21(b), Tenant shall not assign Tenant’s interest in this Lease and any purported assignment in violation of this Paragraph 21(a) or Paragraph 21(b) shall be null and void.  Tenant may assign all, but not less than all, of Tenant’s interest in this Lease (voluntarily or involuntarily, whether by operation of law or otherwise, including through merger or consolidation) in connection with a Permitted Asset Transfer or a Permitted Change of Control or to any Person that is and continues throughout the

Term to be a wholly-owned Subsidiary of Tenant, a Credit Entity or a Qualified Transferee, without the prior written consent of Landlord and Lender.

(b)           If Tenant desires to assign this Lease to a Person (a “Non-Preapproved Assignee”) that is not a wholly-owned Subsidiary of Tenant,  or a Qualified Transferee or a transferee in a Permitted Asset Transfer or Permitted Change of Control, (a “Non-Preapproved Assignment”) then Tenant shall, not less than forty-five (45) days prior to the date on which it desires to make such Non-Preapproved Assignment, submit to Landlord information regarding the following with respect to the Non-Preapproved Assignee (collectively, the “Review Criteria”):  (i) credit worthiness, (ii) ownership structure, (iii) management experience, (iv) operating history, if applicable, and (v) proposed use of the Leased Premises.  Landlord shall approve or disapprove the Non-Preapproved Assignment no later than the thirtieth (30th) day following receipt of all such information.

(c)           Tenant shall have the right, upon thirty (30) days prior written notice to Landlord, to enter into one or more subleases with a wholly-owned Subsidiary of Tenant, a Credit Entity or a Qualified Transferee for all or any portion of the Leased Premises (each, a “Preapproved Sublet”).  Other than pursuant to Preapproved Sublets, at no time during the Term shall Tenant enter into a sublease with respect to all or any portion of the Leased Premises without the prior written consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed subtenant and the terms of the proposed sublease.  Landlord shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment.  Any purported sublease in violation of this Paragraph 21(c) shall be null and void.

(d)           If Tenant assigns all of its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, arising after the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment and shall also provide a certification reasonably required by Landlord related to compliance with the USA Patriot Act substantially in the form of Exhibit G.  Each sublease of the Leased Premises shall (i) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (ii) not extend beyond the then current Term minus one day; (iii) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the subtenant to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the subtenant and Landlord upon all the terms and conditions of such sublease; and (iv) bind the subtenant to all covenants contained in Paragraphs 4(a), 10(a) through 10(c), and 12(b) through 12(d) with respect to subleased premises to the same extent as if the subtenant were the Tenant.  Landlord shall deliver a subordination, non-disturbance and attornment agreement in respect of any sublease of the Leased Premises to a Credit Entity, in form and substance reasonably satisfactory to Landlord.  Except as provided in Paragraph 21(i) and Paragraph 21(j), no assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder or the obligations of Guarantors under the Guaranty, and all such obligations of Tenant and Guarantors shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made.  No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

(e)           Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.  With respect to any assignment to a wholly-owned Subsidiary of Tenant, a Credit Entity or a Qualified Transferee or any Preapproved Sublet, at least thirty (30) days prior to the effective date of such assignment or sublease, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment or sublet is a wholly-owned Subsidiary of Tenant, a Credit Entity, or a Qualified Transferee, or satisfies the criteria set forth in this Lease for a Preapproved Sublet, as the case may be.

(f)            As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into with respect to all or any portion of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom.  Subject to Paragraph 21(h), Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of the Leased Premises; provided, however, that Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same.  Any amounts collected shall be applied to Rent payments next due and owing.  Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written consent of Landlord nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

(g)           Except as provided in Paragraph 36, Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force or effect.

(h)           [Intentionally Omitted].

(i)            Landlord may sell or transfer the Leased Premises at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”).  In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer.  At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request; provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

(j)            Tenant shall not, in a single transaction or series of transactions (including any interim merger or consolidation), sell, convey, transfer, abandon or lease to any Person all or substantially all of its assets (an “Asset Transfer”), and any such Asset Transfer shall be deemed an assignment in violation of this Lease; except that Tenant shall have the right to conduct an Asset Transfer if the following conditions are met (a “Permitted Asset Transfer”):  (i) the Asset Transfer is to a Person that (A) immediately following such transaction or transactions, taken in the aggregate, (x) is a Credit Entity, or (y) is a Qualified Transferee, or (B) is approved in writing by Landlord and Lender under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b); and (ii) this Lease is assigned to such Person as a part of such Asset Transfer.  In the event of a Permitted Asset Transfer, Tenant shall be relieved of its obligations under this Lease and any existing Guaranty shall terminate, upon (1) the assignment and assumption of the Tenant’s obligations under this Lease on terms and conditions satisfactory to Landlord, and (2) the receipt by Landlord of a new Guaranty if Landlord in its sole reasonable discretion determines that the corporate structure of the new Tenant so warrants.)

(k)           At no time during the Term shall any Person or “group” (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended) pursuant to a single transaction or series of related transactions (i) acquire, directly or indirectly, more than 50% of the voting stock, partnership interests, membership interests or other equitable and/or beneficial interests of Tenant or (ii) obtain, directly or indirectly, the power (whether or not exercised) to elect a majority of the directors of Tenant or voting control of any partnership or limited liability company or other entity acting as its general partner or managing member (including through a merger or consolidation of Tenant with or into any other Person) (in either case, “Control”), unless (A) the purchaser of such Control (the “Control Person”) shall, after taking into account the transaction that resulted in the acquisition of such Control, be a Credit Entity or a Qualified Transferee or (B) the proposed change in Control is approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b) above (a “Permitted Change of Control”).  Except as permitted in this Paragraph 21(k), any such change of Control (by operation of law, merger, consolidation or otherwise) shall be deemed an assignment in violation of this Lease; provided, however, that a deemed assignment pursuant to the transfer of the outstanding capital stock of Tenant shall not be deemed to include the sale of such stock by persons or parties through the “over-the-counter market” or through any recognized stock exchange, other than by those deemed to be a “control-person” within the meaning of the Securities Exchange Act of 1934.  In the event of a Permitted Change of Control, (i) any existing Guaranty shall be released, and (ii) such Control Person shall enter into a new Guaranty if Landlord in its sole reasonable discretion determines that the corporate structure of such Control Person so warrants.

(l)            Notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise, including through merger or consolidation) or sublet the Leased Premises to any Person at any time that an Event of Default shall exist or would exist after giving effect to such assignment or sublet.

(m)          Any Letter of Credit delivered to Landlord pursuant to this Paragraph 21 shall be held by Landlord as a Security Deposit in accordance with Paragraph 35.  If, during any period in which a Letter of Credit is held by Landlord pursuant to this Paragraph 21, the Basic Rent increases hereunder, Tenant shall, within thirty (30) days of such increase, increase the amount of such Letter of Credit in proportion to such increase in Basic Rent.

22.         Events of Default.

(a)           The occurrence of any one or more of the following (after expiration of any applicable cure period) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(i)            a failure by Tenant to pay when due any Monetary Obligation, regardless of the reason for such failure, provided, however, Landlord shall provide Tenant with notice and five (5) days to cure a breach of this Paragraph 22(a)(i) once per calendar year during the Term but following the delivery of one such notice in any calendar year and if Tenant should breach such obligation again, then no notice shall be required or cure period provided and an immediate Event of Default shall exist;

(ii)           a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision of this Lease not otherwise specifically mentioned in this Paragraph 22(a), which default continues beyond the date that is thirty (30) days from the date on which Tenant receives notice of such default or, if such default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause a material adverse harm to Landlord or the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days); provided that Tenant shall commence to cure the default within said thirty (30) day period and shall actively and diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured;

(iii)          any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto, including the Purchase and Sale Agreement, proves to have been incorrect, when made in any material respect, for purposes of clarity, the representations and warranties set forth in the Purchase and Sale Agreement are deemed made on the date of Closing;

(iv)          Tenant shall (A) fail to maintain any of the insurance policies or shall fail to pay the premium on any such insurance policies as required in Paragraph 16 of this Lease, or (B) with respect to any of the other Insurance Requirements or obligations set forth in Paragraph 16, fail to observe or comply with any such Insurance Requirements and obligations and such failure continues for a period of fifteen (15) days after notice from Landlord of such breach;

(v)           Tenant shall enter into a transaction or series of transactions in violation of Paragraph 21;

(vi)          Tenant shall fail to occupy and use substantially all of the Leased Premises for a use permitted in accordance with Paragraph 4 or Tenant shall have abandoned the Leased Premises;

(vii)         Tenant shall fail to maintain in effect any license or permit necessary for the use, occupancy or operation of the Leased Premises; provided, however, if such failure to maintain a permit or license does not have a material adverse effect on Tenant or render Tenant unable to continue its business operations at the Leased Premises, then Tenant shall notify Landlord of such failure and Tenant shall have a period of thirty (30) days after the date Tenant receives notice of such breach (whether such notice is oral or written and whether from Landlord or any other party) to cure any such failure to maintain any license or permit;

(viii)        Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein;

(ix)           Tenant or any Guarantor shall fail to make any payment of principal or interest on Tenant’s or such Guarantor’s Senior Credit Facility (including, without limitation, any final payment or payment due at maturity), or Tenant or any Guarantor shall fail to perform any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder) if such default causes such obligation to become due prior to its stated maturity;

(x)            a final, non-appealable judgment or judgments for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be rendered against Tenant or any Guarantor and the same shall remain undischarged for a period of sixty (60) consecutive days;

(xi)           Tenant or any Guarantor shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) admit in writing that it is unable to pay its debts as they mature;

(xii)          a court shall enter an order, judgment or decree appointing, without the consent of Tenant or any Guarantor, a receiver or trustee for it or for the Leased Premises or approving a petition filed against Tenant or any Guarantor which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

(xiii)         Tenant or any Guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(xiv)        the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

(xv)         Tenant fails to deliver a Covenant Certification when required under the Lease or breaches any Covenant disclosed in a Covenant Certification;

(xvi)        Any Guarantor shall (A) fail to perform its obligations under the Guaranty, or (B) repudiate the Guaranty or (C) take any action that causes a Guaranty to terminate or be unenforceable for any reason; or

(xvii)       Tenant shall fail to provide, maintain and replenish, if necessary, any Letter of Credit delivered pursuant to Paragraph 21.

23.         Remedies and Damages Upon Default.

(a)           If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in this Paragraph 23 or under any applicable Law.

(i)            Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date (the “Default Termination Date”) specified in such notice (the “Default Termination Notice”).  Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate.  Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26.  If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess the Leased Premises not surrendered, by any available legal process.  Upon or at any time after taking possession of the Leased Premises, Landlord may, by legal process, remove any Persons or property therefrom.  Landlord shall be under no liability for or by reason of any such entry, repossession or removal.  Notwithstanding such termination of the Lease, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

(ii)           Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess and re-enter the Leased Premises by any available legal process without thereby releasing Tenant from any liability hereunder and, except as required by applicable Law, without demand or notice of any kind to Tenant and without terminating this Lease.  After repossession of the Leased Premises pursuant hereto, Landlord shall have the right to relet the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole and absolute discretion may determine, and collect and receive any rents payable by reason of such reletting.  Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole and absolute discretion.  Notwithstanding any such termination of Tenant’s right of possession of the Leased Premises, Landlord may (A) collect the damages set forth in Paragraph 23(b)(ii) or, at any time thereafter, elect to terminate this Lease and in such event Landlord shall have the right and remedies specified in Paragraph 23(b)(i) or Paragraph 23(b)(ii).

(b)           The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

(i)            If Landlord exercises its remedy under Paragraph 23(a)(i) (or attempts to exercise its remedy under Paragraph 23(a)(ii) and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period.  Tenant shall also pay to Landlord all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of Tenant’s default hereunder, including any Costs of Landlord in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of Alterations and expenses and preparation for reletting.

(ii)           If Landlord exercises its remedy under Paragraph 23(a)(i) or Paragraph 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination, including, without limitation, all Basic Rent from the date of such demand by Landlord to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), together with all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of such Event of Default, including any Costs of Landlord incurred in connection with such repossessing and reletting, including all brokerage commissions, reasonable attorneys’ fees and expenses, employees’ expenses, costs of Alterations and expenses and preparation for reletting; provided that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant.

(iii)          Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages.  Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

(iv)          (A)          If within seven (7) Business Days of Tenant’s receipt of the Default Termination Notice, Tenant provides Landlord with written notice of its intent to purchase the Leased Premises and makes a deposit (in immediately available funds) with a third-party escrow agent selected by Landlord in its reasonable discretion equal to One Million Two Hundred Two Thousand and Five Hundred Dollars ($1,202,500) (the “Deposit Payment”) (time being of the essence with respect to such payment), then Tenant shall have the right to purchase the Leased Premises from Landlord upon the following terms and conditions: (A) the purchase price for the Leased Premises shall be the greater of (x) the Fair Market Value of the Leased Premises or (y) the Landlord’s Acquisition Costs plus the Prepayment Premium plus any and all other costs, payments or other Monetary Obligations then due and payable under this Lease (the “Purchase Price”), (B) Landlord and Tenant will enter into definitive transaction documents related to the sale of the Leased Premises to Tenant as provided herein within thirty (30) days of Tenant’s election to purchase the Leased Premises, with closing under such purchase and sale occurring no later than fifteen (15) days following signing of a purchase and sale agreement by Landlord and Tenant, and (C) all transaction documents related to the purchase and sale of the Leased Premises shall be in form and content satisfactory to Landlord, as determined in Landlord’s sole but reasonable discretion.  If Tenant has not responded to a Default Termination Notice within seven (7) Business Days as provided herein, the rights of Tenant under this subsection (iv) shall expire and terminate automatically without any further action being required by any party hereto.

(B)           The provisions of this Paragraph 23(b)(iv) shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord’s interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord’s interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord’s interest in the Leased Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises or any interest therein or in Landlord to any affiliate or holder of an interest in Landlord or to any entity for whom Landlord or any of their affiliates or successors provides advisory or management services or investment advice, (vi) any Person to whom Landlord transfers or sells all or substantially all of its assets, or (vii) any transfer of the Leased Premises to any of the successors or assigns of any of the Persons referred to in the foregoing clauses (i) through (vii).

(C)           If the Leased Premises is purchased by Tenant pursuant to this Paragraph 23(b)(iv), Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

(D)          Upon the date fixed for any purchase of the Leased Premises by Tenant pursuant to this Paragraph 23(b)(iv) (any such date the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Purchase Price (net of the Deposit Payment which shall be applied to the Purchase Price) therefor specified herein, in Federal Funds, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto and (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property then required to be sold by Landlord to Tenant pursuant to this Lease.  If on the Purchase Date any Monetary Obligations remain outstanding, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations.  Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any Surviving Obligations.

(c)           Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity.  If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

(d)           Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law.  If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

(e)           No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

(f)            WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVES THE SERVICE OF NOTICE WHICH MAY BE REQUIRED BY ANY APPLICABLE LAW AND ANY RIGHT TO A TRIAL BY JURY.

(g)           Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

(h)           No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof.  A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

(i)            Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

(j)            Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy.  Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time.  No remedy shall be exhausted by any exercise thereof.

(k)           TENANT VOLUNTARILY AND KNOWINGLY WAIVES ITS STATUTORY LIEN PURSUANT TO SECTION 91.004 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED, SUCCEEDED AND/OR RENUMBERED.

24.           Notices.

All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) Business Days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at the address set forth below or when delivery is refused, and such notices shall be addressed as follows:

To Landlord:                                                                                       AGNL Processing, L.L.C.

c/o Angelo, Gordon & Co., L.P.

245 Park Avenue, 26th Floor

New York, NY  10167-0094

Phone No.:  (212) 883-4157

Fax No.:  (212) 883-4141

Attn:  Gordon J. Whiting

With a copy to:                                                                         AGNL Manager II, Inc.

c/o Angelo, Gordon & Co., L.P.

245 Park Avenue, 26th Floor

New York, NY 10167-0094

Phone No.:  (212) 692-2296

Fax No.:  (212) 867-6448

Attn:  Joseph R. Wekselblatt

With a copy to:                                                                         Sheppard Mullin Richter & Hampton, LLP

1300 I Street, NW

Washington, D.C.  20005-3314

Phone No.:  (202) 469-4943

Fax No.:  (202) 218-0020

Attn:  Michele E. Williams, Esquire

To Tenant:                                                                                                 BancTec, Inc.

2701 East Grauwyler Road

Irving, TX 75061

Phone No.: (972) 821-4647

Fax No.: (972) 821-4448

Attn: General Counsel and a second notice to

Attn: Director of Security and Facilities

With a copy to:                                                                         Adair, Morris & Osborn, P.C.

325 N. St. Paul Street, Suite 4100

Dallas, TX 75201

Phone No.: (214) 748-8000

Fax No.: (214) 761-0658

Attn:  Scott D. Osborn

For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.

25.         Estoppel Certificate.

At any time upon not less than ten (10) days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by a court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant.  Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the certificate is an intended recipient or beneficiary of the certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of the Leased Premises.  Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to the subject matter of such certificate.  Notwithstanding the foregoing, unless an Event of Default exists, a Lender requires it, or any other third-party requests that Landlord or Tenant obtain an estoppel certificate from the other party, the Responding Party shall not be required to deliver an estoppel certificate more frequently than twice every calendar year.

26.         Surrender.

On the date of the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises were at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, ordinary wear and tear excepted.  Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and Alterations required to be removed pursuant to Paragraph 13 hereof and (b) repair any damage caused by such removal.  Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises.  The costs of removing and disposing of such property and repairing any damage to the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand.  Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

27.         No Merger of Title.

There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

28.         Books and Records.

(a)           Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with United States generally accepted accounting principles or International Financial Reporting Standards “IFRS” (if the use of IFRS is approved by the U.S. Securities and Exchange Commission) consistently applied (“GAAP”) (with the exception that quarterly statements do not need to include footnotes), and shall permit Landlord and Lender by their respective agents, accountants (which shall be a nationally recognized independent certified public accountant) and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant and Sponsor, if any, at such reasonable times as may be requested by Landlord.  Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.  During any entry by Landlord or its agents, invitees or guests in accordance with this Paragraph 28(a), (i) Landlord shall take reasonable steps to ensure that the conduct of Tenant’s business operations is not unduly interfered with, provided Tenant acknowledges that any such entry might disrupt Tenant’s business operations from time to time, and (ii) Landlord shall be responsible for all costs associated with the performance of an audit by Landlord through an accounting firm selected by Landlord in accordance with this Paragraph 28(a), provided, however, if such audit discovers material discrepancies in Tenant’s financial statements and/or deliveries (including, without limitation, the Covenant Certification (defined below)) or is conducted following an Event of Default, then Tenant shall be responsible for the payment of all such costs and expenses associated with the audit.

(b)           Tenant shall deliver to Landlord and to Lender within one hundred twenty (120) days after the close of each fiscal year, annual audited consolidated financial statements of Tenant, or, if Tenant is a wholly-owned Subsidiary of a Parent Guarantor, annual audited consolidated financial statements of Parent Guarantor, prepared by a nationally recognized independent certified public accountants.  Tenant shall also furnish to Landlord within ninety (90) days after the end of each of the first three quarters of any fiscal year unaudited financial statements and all other quarterly reports of Tenant or Parent Guarantor, as applicable, certified by such reporting party’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law.  Tenant shall cause any Sponsor to furnish to Landlord such Sponsor’s quarterly letter to its investors, if any, not later than five (5) Business Days after delivery of such letter.  All financial statements delivered to Landlord pursuant to this Paragraph 28(b) shall be prepared in accordance with GAAP.  All annual financial statements shall be accompanied (i) by an opinion of said accounting firm stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president, chief financial officer or vice president of finance of the reporting party dated within five (5) days of the delivery of such statement, stating that (A) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant or any Guarantor, as the case may be, has taken or proposes to take with respect thereto, (B) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit and (C) Tenant shall promptly deliver to Landlord and Lender copies of any additional reporting information provided to Tenant’s lenders.  Tenant shall also provide to Landlord internally prepared monthly financial reports and updated projections, if any, and copies of such credit agreements and other loan documents as Landlord may reasonably request.  If Tenant is, as of the date hereof or becomes, after the date hereof, a party to a any mortgage, deed of trust or credit agreement, Tenant agrees to provide written notice to Landlord of the terms of such agreement within ten (10) days after entering into such agreement, and, if the terms of such agreement with respect to financial reporting are more favorable to the lender under such agreement than the terms of this Paragraph 28(b) are to Landlord, to execute an amendment to this Lease that conforms the Lease to such terms within thirty (30) days after entering into such agreement.

(c)           Tenant shall also provide to Landlord and Lender, to the extent that Lender is entitled to request such information pursuant to its Mortgage, periodic operating statements relating to (i) Tenant’s operations at the Leased Premises, and (ii) the operations of Tenant and, if applicable, any parent or affiliated entity of Tenant which operates, or has subsidiaries which operate, comparable businesses to that of Tenant.

(d)           All quarterly and annual financial statements shall be accompanied by a certification (“Covenant Certification”) of the chief financial officer of Tenant in the form attached hereto as Exhibit F (provided, however, if the lender under Tenant’s Senior Credit Facility changes, such form of Covenant Certification need only be substantially similar to the attached form): (i) setting forth the financial covenants required under the Senior Credit Facility, (ii) stating that Tenant is in compliance with the Covenants (except as otherwise specified in the Covenant Certification), together with a calculation of the Covenants, and (iii) stating that to, such officer’s knowledge, no default exists under the Senior Credit Facility.

29.         Non-Recourse as to Landlord.

Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership, corporation, limited liability company (or other entity) of Landlord, or any of its general partners, members or shareholders, or (d) any other affiliate of Landlord.

30.         Financing.

(a)           Tenant agrees to pay, within ten (10) days following a written request from Landlord, all Costs incurred by Landlord in connection with the financing of the initial Loan, including, without limitation, the premium for Lender’s title insurance policy; the cost of

Lender’s third party reports, if any; any mortgage recordation fees; and Lender’s reasonable legal fees and expenses.  Notwithstanding the foregoing or anything to the contrary otherwise herein or in the Purchase and Sale Agreement, Tenant shall not have any liability with respect to, or obligation to reimburse, any Costs incurred by Landlord related to financing the initial Loan: (i) which are incurred more than four (4) years after the date of the Closing, or (ii) with respect to any mortgage points or buy-down clause in the any Loan, Note, Assignment and/or Mortgage.

(b)           Tenant agrees to pay, within three (3) Business Days of written demand therefor, any Cost (other than the principal of the Note and interest thereon at the contract rate of interest specified therein) imposed upon Landlord by Lender pursuant to the Note, the Mortgage or the Assignment to the extent the same is not caused solely by the gross negligence or willful misconduct of Landlord and which is not otherwise reimbursed by Tenant to Landlord pursuant to any other provision of this Lease.

(c)           Tenant shall, upon request of Landlord, supply any Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender.  Any such Lender shall agree to keep any financial statements of Tenant confidential in accordance with Paragraph 38(p) of this Lease and all Legal Requirements.  Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant’s obligations under this Lease.  Such subordination, non-disturbance and attornment agreement may require Tenant to confirm that (i) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (ii) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.

31.         Subordination, Non-Disturbance and Attornment.

(a)           This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof; provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant’s rights hereunder unless an Event of Default has occurred and is continuing hereunder or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

(b)           If requested by a lender (“Secured Lender”) holding or obtaining a security interest in any personal property of Tenant (“Secured Property”) that is located at the Leased Premises, Landlord shall enter into such reasonable and customary documentation as the Secured Lender shall reasonably request, including a subordination of any statutory lien that Landlord may have in such Secured Property and permitting such Secured Lender reasonable access to the

Leased Premises for the purpose of enforcing such Secured Lender’s lien with respect to such Secured Property.

(c)           If requested by the holders and lenders under the Senior Credit Facility, Landlord shall enter into an intercreditor agreement in form and substance reasonably satisfactory to Landlord and such holders and lenders (it being understood that if required by such holders and lenders, such intercreditor agreement will provide for standard “leasehold mortgagee” rights upon the occurrence of an Event of Default hereunder and/or under the Guaranty).

32.         Operating Covenants.

Tenant hereby covenants and agrees to comply with all the covenants and agreements described in Exhibit E hereto.

33.         Tax Treatment; Reporting.

Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for federal income tax purposes.  For federal income tax purposes each party shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Tenant as the lessee of such Leased Premises including:  (i) treating Landlord as the owner of the Improvements and Equipment eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Improvements and Equipment, (ii) Tenant reporting its Rent payments as rent expense under Sections 162 and Section 467 of the Code, as applicable, and (iii) Landlord reporting the Rent payments as rental income.  Notwithstanding the foregoing, nothing contained herein shall (a) require Landlord or Tenant to take any action that would be inconsistent with the requirements of GAAP or violate any state or federal law, or (b) be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state or federal tax purposes of for purposes of accounting or financial reporting, including but not limited to the determination as to whether this lease shall qualify for sale-leaseback accounting treatment or whether this lease shall be properly classified as an operating lease or finance lease in accordance with GAAP.

34.         Financing Major Alterations.

(a)           Should Tenant, during the Term of this Lease, desire to make Alterations to the Leased Premises which are not readily removable without causing material damage to the Leased Premises and which will cost in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate (“Major Alterations”), Tenant shall, prior to the commencement of construction of such Major Alterations, offer by written notice to Landlord (a “Payment Offer”) to accept payment from Landlord for the costs (the “Alteration Cost”) thereof, to wit:  cost of labor and materials, financing fees, legal fees, survey, title insurance and other normal and customary loan or construction costs.

(b)           Should Landlord accept Tenant’s offer, which acceptance shall be made in writing within sixty (60) days after receipt by Landlord of such offer, Landlord and Tenant shall enter into good faith negotiations regarding the execution and delivery of a written agreement of modification of this Lease.  Tenant shall pay all Costs incurred by Landlord in connection with any such modification to this Lease and such financing, including closing costs, brokerage fees, taxes, recording charges and legal fees and expenses.

(c)           To the extent that the terms of the Mortgage or any other document encumbering the Leased Premises shall require the consent of Lender and/or the holder or holders of any encumbrance on the Leased Premises (the “Lienholders”) to the addition or construction of any Major Alterations or to the financing thereof by Landlord, the rights and obligations of Landlord and Tenant under Paragraph 13 and this Paragraph 34 are expressly conditioned upon Tenant’s obtaining, prior to the commencement of any construction, the Lienholders’ written consent to such construction and to Landlord’s obtaining, in the event Landlord has accepted Tenant’s offer to accept payment for the Major Alterations, the Lienholders’ written consent to such financing.

(d)           Should Tenant’s offer to accept payment for the Major Alterations not be accepted by Landlord within said sixty (60) day period, or should Landlord and Tenant be unable in good faith to agree upon the terms of the modification of this Lease, Tenant shall, subject to the provisions of Paragraph 13 of this Lease, have the right to construct the Major Alterations at Tenant’s sole cost and expense.  In any event, the construction of the Major Alterations shall be performed in accordance with the provisions of Paragraph 12 and Paragraph 13 hereof and the Major Alterations shall be the property of Landlord and part of the Leased Premises subject to this Lease.

(e)           Nothing contained in this Paragraph 34 shall be construed to modify Paragraph 13 hereof, and the provisions of Paragraph 12 and Paragraph 13 shall apply to all Major Alterations made or constructed hereunder; provided, however, that Landlord’s prior written consent shall be required for all Major Alterations.

35.         Security Deposit

(a)           The initial Tenant will not be required to post a security deposit on the Commencement Date.  After the Commencement Date, if a successor Tenant or Guarantor delivers a Letter of Credit to Landlord pursuant to the terms of Paragraph 21, such Letter of Credit shall be held by Landlord as a security deposit (the “Security Deposit”).  On each renewal date, the amount of the Letter of Credit shall be increased to maintain the Security Deposit in an amount equal to the then current amount of eighteen (18) months Basic Rent, for the subsequent twelve (12) month period, as adjusted pursuant to Exhibit D.  The Security Deposit shall remain in full force and effect during the remainder of the Term as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein.  The Letter of Credit shall be renewed at least sixty (60) days prior to any expiration thereof.  If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the sixtieth (60th) day before such expiration date to draw on the Letter of Credit and to deposit the proceeds of the Letter of Credit as a cash Security Deposit (“Cash Security Deposit”) in any account for the benefit of Landlord or to declare an Event of Default.  Such Cash Security Deposit shall be held in a separate account and shall not be commingled with other funds of Landlord or other Persons and interest thereon, if any, shall be due and payable to Tenant.  If at any time the Security Deposit does not meet the requirements of the definition of Letter of Credit, as set forth herein, or if the financial condition of the issuer of the Security Deposit changes in any other materially adverse way, as determined by Landlord in its sole and absolute discretion, then Landlord, in its sole and absolute discretion, may either (i) draw on the Security Deposit or (ii) require Tenant to, within five (5) days after written notice from Landlord, deliver to Landlord a replacement Security Deposit.  In the event that the issuer of the Security Deposit is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, of if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, such Security Deposit shall be deemed not to meet the requirements of the definition of Letter of Credit, as set forth herein, and Tenant shall within five (5) days after written notice from Landlord deliver to Landlord a replacement Security Deposit.  Tenant’s failure to deliver any such replacement Security Deposit shall entitle Landlord to immediately draw under the Security Deposit and hold the proceeds thereof as a Cash Security Deposit.

(b)           If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole and absolute discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit, as the case may be, from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole and absolute discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned).  Tenant further acknowledges and agrees that (1) Landlord’s application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default; provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days and in accordance with the requirements of this Paragraph 35, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

(c)           At the expiration of the Term and so long as no Event of Default exists the Letter of Credit or the Cash Security Deposit, as the case may be, shall be returned to Tenant or Guarantor, as applicable.

36.         Permitted Leasehold Mortgages.

Tenant shall not encumber its leasehold estate in the Leased Premises, by means of a leasehold mortgage, deed of trust pledge or similar security device, except by means of a Permitted Leasehold Mortgage.  For purposes of this Lease, a “Permitted Leasehold Mortgage” shall satisfy the following criteria:

(a)           Such leasehold mortgage shall be granted by Tenant for purposes of financing a Major Alteration for which Landlord has granted its prior written consent.

(b)           The mortgagee under such leasehold mortgage shall be a national banking association, state chartered bank, savings and loan association, insurance company, savings bank, foreign bank authorized to do business in the United States, trust company, real estate investment trust, or pension fund, having gross assets in excess of $500,000,000 or such other institution as Landlord shall approve.

(c)           Such leasehold mortgage shall be subject to such documents as are customarily acceptable to Landlord or Lender giving the leasehold mortgagee rights of notice and an opportunity to cure an Event of Default and the benefits of any non-disturbance and attornment agreement in favor of Tenant; provided, however, that in the event that such leasehold mortgagee becomes a successor tenant under this Paragraph 36, such leasehold mortgagee shall be required to be in compliance with all of the terms of this Lease.

37.         Determination of Value.

(a)           Whenever a determination of Fair Market Value is required pursuant to Paragraph 18, such Fair Market Value shall be determined in accordance with the following procedure:

(i)            Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the “Applicable Initial Date”) on which Tenant delivers a Termination Notice to Landlord pursuant to Paragraph 18.  Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

(ii)           If the parties shall not have signed such agreement within twenty (20) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser.  Within fifteen (15) days following Landlord’s receipt of Tenant’s notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser.  Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant).  If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

(iii)          If such two appraisers shall be unable to agree upon a Fair Market Value within fifteen (15) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value.  The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

(iv)          If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the fifteen (15) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in New York, New York.  The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within fifteen (15) days after such appointment.

(v)           If a third appraiser is selected, Fair Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 37(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser.  Such average shall be binding and conclusive upon Landlord and Tenant.

(vi)          All appraisers selected or appointed pursuant to this Paragraph 37(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State where the Leased Premises is located if such State provides for or requires such registration.

(vii)         The Costs of the procedure described in this Paragraph 37(a) above shall be borne by Tenant.

(b)           If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Leased Premises, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

(c)           In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall add (i) the present value of the Rent for the remaining current  Term (including any previously exercised Renewal Term) (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (ii) the present value of the Leased Premises as of the end of the current Term (including any previously exercised Renewal Term).  The appraisers shall further assume that no default then exists under the Lease, and that Tenant has complied (and will comply) with all provisions of the Lease.

38.         Miscellaneous.

(a)           The Paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b)           As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” means “including without limitation”; (ii) “provisions” means “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” means “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” means “obligation, duty, agreement, liability, covenant and/or condition”; (v) “the Leased Premises” means “the Leased Premises or any part thereof or interest therein”; (vi) “the Real Property” means “the Real Property or any part thereof or interest therein”; (vii) “the Improvements” means “the Improvements or any part thereof or interest therein”; (viii) “the Equipment” means “the Equipment or any part thereof or interest therein”; and (ix) “the adjoining property” means “the adjoining property or any part thereof or interest therein”.

(c)           Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord.  Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest.

(d)           Except as otherwise expressly provided in this Lease, Landlord and Tenant shall not unreasonably withhold or delay its consent or approval whenever such consent or approval is required under this Lease.  Similarly, except as otherwise expressly provided in this Lease, whenever any party hereunder is permitted or required to act or use discretion, such action shall be conducted in a reasonable manner or by using reasonable discretion.  Tenant hereby waives any claim for damages against or liability of Landlord which is based upon a claim that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedies shall be (A) an action for declaratory judgment, and (B) recovery of Tenant’s damages from Landlord (if any), it being expressly agreed by Tenant that under no circumstances will Tenant be entitled to recover special, consequential or punitive damages in any such action or claim.  If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval.  Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying, consent or approval shall be as provided in this Paragraph.

(e)           Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

(f)            Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to the Leased Premises or otherwise in the conduct of their respective businesses.

(g)           This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request, including, without limitation, the Tenant’s Certificate, constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein, other than the provisions of the Purchase and Sale Agreement which by their express terms survive the Closing (as defined therein).  Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease.  Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(h)           This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(i)            The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrances and subtenants of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns.  If there is more than one Tenant, the obligations of each shall be joint and several.

(j)            Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant and Landlord shall survive the expiration or termination of this Lease.

(k)           If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(l)            All exhibits attached hereto are incorporated herein as if fully set forth.

(m)          Each of Landlord and Tenant hereby agree that the State of New York has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the generality of the foregoing, matters of construction, validity and performance) this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed therein and all applicable law of the United States of America; except that, at all times, the provisions for the creation of the leasehold estate, enforcement of Landlord’s rights and remedies with respect to right of re-entry and repossession, surrender, delivery, ejectment, dispossession, eviction or other in-rem proceeding or action regarding the Leased Premises pursuant to Paragraph 23 hereof shall be governed by and construed according to the Laws of the State, it being understood that, to the fullest extent permitted by law of such State, the law of the State of New York shall govern the validity and the enforceability of the Lease, and the obligations arising hereunder.  To the fullest extent permitted by law, Tenant hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Lease.  Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease may be instituted in any federal or state court sitting in the County of New York, State of New York, and Tenant waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such County and State, and Tenant hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.  Notwithstanding the foregoing, nothing herein shall prevent or prohibit Landlord from instituting any suit, action or proceeding in any other proper venue or jurisdiction in which the Leased Premises is located or where service of process can be effectuated.

(n)           To Tenant’s knowledge, neither Tenant nor any of the members, shareholders, partners or any other Person comprising Tenant is a Specially Designated National or Blocked

Person.  As used herein, the term “Specially Designated National or Blocked Person” shall mean a Person (i) designated by the Office of Foreign Assets Control at the U.S. Department of the Treasury, or other U.S. governmental entity, and appearing on the List of Specially Designated Nationals and Blocked Persons (http://www.ustreas.gov/offices/enforcement/ofac/sdn/ index.shtml), which List may be updated from time to time; or (ii) with whom Landlord or its affiliates are prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation, or Executive Order of the President of the United States.  Tenant agrees to confirm the statement in the preceding sentence in writing on an annual basis if requested by Landlord to do so.

(o)           Tenant shall maintain as confidential (i) any and all information, data and documents obtained about Landlord (“Information”) prior to and following the execution of this Lease (including without limitation, any financial or operating information of, or related to, the Landlord), and (ii) the terms and conditions of this Lease (as originally circulated or as negotiated) and all other documents related to the execution of this Lease.  Tenant shall not disclose any such Information to any third party except as required by any applicable law, court order, subpoena or legal or regulatory requirement.  Notwithstanding the foregoing, Tenant shall be permitted to disclose information related to this Lease described in item (ii) above: (x) in accordance with Tenant’s general public disclosure policy; provided that Tenant has obtained Landlord’s prior consent to the contents of any such disclosure, and (y) to Tenant’s attorneys, accountants, advisors, consultants, affiliates, lenders and investors (“Interested Persons”) in accordance with usual and customary business practices; provided that such individuals or entities agree, at the time of such disclosure by Tenant, to be bound by the terms and conditions of this Paragraph 37(o).  Tenant shall not make copies of any Information except for use exclusively by Tenant or Interested Persons as needed in accordance with usual and customary business practices.  All copies of such Information will be returned to Landlord or destroyed after the use of such Information is no longer needed, except to the extent such destruction is prohibited by law, rule or regulation.  Tenant hereby consents to the disclosure by Landlord of the existence, and the terms and conditions, of this Lease, in accordance with Landlord’s general disclosure policy; including, without limitation, disclosures to Landlord’s attorneys, accountants, advisors, consultants, affiliates, lenders and investors.  Tenant further consents to the disclosure by Landlord for general marketing purposes of the existence of this Lease, the purchase price of the Leased Premises, Tenant’s use of the proceeds of the sale of the Leased Premises and the nature and location of the Property, and to the use by Landlord of Tenant’s name, tradename or logo and the use of the name, tradename or logo of any Sponsor or any other entity having an ownership or management interest in Tenant.  This provision shall survive beyond the termination of this Lease.  Tenant shall not record this Lease or any memorandum thereof in the land records of any county or jurisdiction or with any governmental authority, without the prior written consent and approval of the Landlord.

(p)           Landlord shall maintain as confidential (i) any and all information, data and documents obtained about Tenant (“Tenant Information”) prior to and following the execution of this Lease (including without limitation, any financial or operating information of, or related to, Tenant), and (ii) the terms and conditions of this Lease (as originally circulated or as negotiated) and all other documents related to the execution of this Lease. Landlord shall not disclose any such Tenant Information to any third party except as required by any applicable law, court order, subpoena or legal or regulatory requirement.  Notwithstanding the foregoing, Landlord shall be permitted to disclose Tenant Information and information related to this Lease described in items (i) and (ii) above:  (x) in accordance with Landlord’s general public disclosure policy; provided Landlord has obtained Tenant’s prior consent to the contents of any such disclosure, or (y) to Landlord’s attorneys, accountants, advisors, consultants, affiliates, lenders and investors and the attorneys and accountants of such lenders and accountants (“Landlord’s Interested Persons”) in accordance with usual and customary business practices; provided that such individuals or entities agree to be bound by the terms and conditions of this paragraph.  Landlord shall not make copies of any Tenant Information except for use exclusively by Landlord or Landlord Interested Persons as needed in accordance with usual and customary business practices.  All copies of such Tenant Information will be returned to Tenant or destroyed after the use of such Tenant Information is no longer needed, except to the extent such destruction is prohibited by law, rule or regulation.  Tenant consents to the disclosure by Landlord for general marketing purposes of the existence of this Lease, the purchase price of the Leased Premises, Tenant’s use of the Leased Premises and the nature and location of the Property, and to the use by Landlord of Tenant’s name, tradename or logo of Tenant’s financial sponsor or any entity having an ownership or management interest in Tenant.

(q)           Landlord and Tenant shall be required to execute, deliver, record and furnish such documents as may be necessary to correct any errors of a typographical nature or inconsistencies which may be contained in this Lease, or in any memorandum thereof, whether such memorandum be recorded or unrecorded.

(r)            This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same document.

[Signatures follow]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:

AGNL Processing, L.L.C.,
a Delaware limited liability company

	By:	AGNL Manager II, Inc.,
its Manager

	By:	/s/ Gordon J. Whiting, President
Gordon J. Whiting, President

ATTEST:	TENANT:

BancTec, Inc.,
a Delaware corporation

By:	By:	/s/ Jeffrey D. Cushman
Title:		Jeffrey D. Cushman
Senior Vice President/CFO

[Corporate Seal]